Exhibit 10.1
EXECUTION
AMENDED AND RESTATED CREDIT AGREEMENT
among
LIFE TIME FITNESS, INC.
as Borrower,
THE BANKS FROM TIME TO TIME PARTY HERETO,
and
U. S. BANK NATIONAL ASSOCIATION,
as Administrative Agent for the Banks
and Lead Arranger
and
J. P. MORGAN SECURITIES INC.,
as Syndication Agent
and
M&I MARSHALL & ILSLEY BANK,
NATIONAL CITY BANK OF THE MIDWEST
and
ROYAL BANK OF CANADA
as Co-Documentation Agents
Effective as of April 28, 2006

i

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, signed as of April 26, 2006 (the “Signing Date”), but effective as of April 28, 2006 (the “Effective Date”), is by and among LIFE TIME FITNESS, INC., a corporation organized under the laws of the State of Minnesota, (the “Borrower”), the banks from time to time party hereto (individually, a “Bank” and, collectively, the “Banks”), and U. S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as Administrative Agent for the Banks (in such capacity, the “Agent”) and Lead Arranger, and J. P. MORGAN SECURITIES INC., as Syndication Agent, and M&I MARSHALL & ILSLEY BANK, NATIONAL CITY BANK OF THE MIDWEST and ROYAL BANK OF CANADA, as Co-Documentation Agents.
RECITALS
     A. The Borrower, the Agent, the Syndication Agent and certain of the Banks are parties to a Credit Agreement dated as of April 15, 2005, as amended by an Amendment No. 1 to Credit Agreement dated as of September 30, 2005 (as so amended, the “Original Credit Agreement”).
     B. The Borrower, the Agent, the Syndication Agent and the Banks desire to amend and restate the Original Credit Agreement pursuant to this Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Credit Agreement in the entirety as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Acquisition”: Any transaction or series of transactions by which the Borrower acquires, either directly or through an Affiliate or otherwise, (a) any or all of the stock or other securities of any class of any Person if, after giving effect to such transaction, such Person would be an Affiliate of the Borrower; or (b) a substantial portion of the assets (other than real estate that, a substantial portion of which, the Borrower intends to develop and operate as a Club and related businesses), or a division, or line of business of any Person.
     “Adjusted Eurodollar Rate”: With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

     “Adjusted Net Income”: For any period, the Borrower’s Net Income for such period but excluding therefrom: (a) non-operating gains and losses (including extra-ordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than Inventory and other non-recurring gains and losses) during such period; and (b) any income attributable to the Borrower’s or any of its Subsidiaries’ Investment in any non-wholly owned Subsidiary which is not distributed in cash during such period; and (c) non-cash equity based compensation.
     “Advance”: Any portion of the outstanding Revolving Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurodollar Rate Advance or a Base Rate Advance.
     “Affected Bank”: As defined in Section 2.29.
     “Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, ten percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, ten percent or more of the voting Equity Interests (or if such Person is not a corporation, ten percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
     “Agent”: As defined in the opening paragraph hereof.
     “Aggregate Revolving Commitment Amounts”: As of any date, the sum of the Revolving Commitment Amounts of all the Banks.
     “Applicable Lending Office”: For each Bank and for each type of Advance, the office of such Bank identified as such Bank’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.
     “Applicable Margin”; “Applicable Revolving Commitment Fees Percentage”: At any date of determination, the percentage indicated below in accordance with the Consolidated Leverage Ratio at such date:

			Revolving
			Commitment
Consolidated Leverage	Eurodollar Rate	Base Rate	Fees
Ratio	Advances	Advances	Percentage
Less than or equal to 1.50:1.00	0.75%	0.00%	0.25%

Greater than 1.50:1.00 but less than or equal to 2.50:1.00	1.00%	0.00%	0.25%
Greater than 2.50:1.00 but less than or equal to 3.00:1.00	1.25%	0.00%	0.25%
Greater than 3.00:1.00 but less than or equal to 3.50:1.00	1.50%	0.00%	0.375%
Greater than 3.50:1.00	1.75%	0.25%	0.375%
The Applicable Margin on the Closing Date is 0.00% with respect to Base Rate Advances and 1.25% per annum with respect to Eurodollar Rate Advances, and the Applicable Revolving Commitment Fees Percentage on the Closing Date is 0.25%, and the Applicable Margin and Applicable Revolving Commitment Fees Percentage shall continue at those percentages until changed in accordance with the terms of this definition. The Consolidated Leverage Ratio, the Applicable Margin and the Applicable Revolving Commitment Fees Percentage will be determined at the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2006, as calculated from the financial statements and Compliance Certificate delivered by the Borrower pursuant to Sections 5.1(c) and (d), respectively. Any increase or decrease in: (a) the Applicable Margin shall apply to all then existing or thereafter arising Advances; and (b) the Applicable Margin and the Applicable Revolving Commitment Fees Percentage shall become effective as of the first day of the first month following the date on which the Borrower delivers its financial statements and Compliance Certificate to the Agent and the Banks in accordance with Section 5.1(c) and (d), respectively, showing that the Consolidated Leverage Ratio for the Measurement Period coinciding with the end of such fiscal quarter required a change in the Applicable Margin, and shall continue to be effective until subsequently changed in accordance with this definition; provided, that, if the financial statements required by Section 5.1(c) and Compliance Certificate required by Section 5.1(d), are not delivered in the time periods provided therein, then the Consolidated Leverage Ratio will be deemed to be greater than 3.50 to 1.0.
     “Bank”: As defined in the opening paragraph hereof.
     “Base Rate”: The greater of (a) rate of interest from time to time publicly announced by the Agent as its “Prime Rate” and (b) the Federal Funds Rate plus 0.50%. The Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Base Rate, such interest rate shall change as and when the Base Rate shall change.

     “Base Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Base Rate.
     “Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
     “Borrower”: As defined in the opening paragraph hereof.
     “BSA”: As defined in Section 5.8.
     “Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota.
     “Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contracts and labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other expenditures recorded as capital expenditures in accordance with GAAP.
     “Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.
     “Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
     “Change of Control”: The occurrence after the Signing Date of any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission (together with any successor agency, the “SEC”) under the Securities Exchange Act of 1934), directly or indirectly of, or control over, voting securities or other equity securities of the Borrower representing 25% or more of the combined voting power of all equity interests of Borrower entitled to vote in the election of directors; or (b) the election of a director of Borrower as a result of which at least a majority of Borrower’s Board of Directors does not consist of Continuing Directors.
     “Charges”: As defined in Section 9.16.

     “Closing Date”: The Effective Date.
     “Club”: A health club facility that is owned by the Borrower or is leased by the Borrower pursuant to a LTF Lease.
     “Code”: The Internal Revenue Code of 1986, as amended.
     “Collateral”: Any property in which the Agent has been granted a Lien pursuant to any Loan Document.
     “Commitments”: The Revolving Commitments for the Banks, the Swingline Loan Commitment for the Swingline Bank and the Letter of Credit Commitment for USBNA.
     “Consolidated Adjusted Funded Debt”: At any Quarterly Measurement Date, the sum of: (a) the aggregate outstanding principal amounts of the Revolving Loans and the Swingline Loans, plus 7 times the Rent Expense for the Measurement Period ending at such Quarterly Measurement Date; plus (b) the Letter of Credit Obligations; plus (c) the aggregate outstanding principal amount of the Borrower’s consolidated Indebtedness for borrowed money including, without limitation, the balance sheet amount of Capitalized Lease Obligations, other interest bearing Indebtedness and any Seller Financing; plus (d) the Borrower’s consolidated Contingent Obligations relating to the same type of Indebtedness as described in clause (c) above.
     “Consolidated Leverage Ratio”: At any Quarterly Measurement Date, the ratio of
     (a) the Consolidated Adjusted Funded Debt at such Quarterly Measurement Date; to
     (b) EBITDAR for the Measurement Period ending on such Quarterly Measurement Date.
     “Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefore, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

     “Continuing Directors”: Those directors on Borrower’s Board of Directors as of the Signing Date (the “Current Board”) or those directors who are recommended or endorsed for election to the Board of Directors of the Borrower by a majority of the Current Board or their successors so recommended or endorsed.
     “Current Liabilities”: As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.
     “Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Bank”: At any time, any Bank that, at such time (a) has failed to make a Revolving Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.
     “Default Rate”: As defined in Section 2.5(c).
     “Disclosure Schedules”: The Disclosure Schedules separately delivered by the Borrower to the Agent and the Banks.
     “EBITDA”: For any period of calculation, the sum of: (a) the Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in arriving at Adjusted Net Income (but without duplication for any item): (i) Interest Expense; (ii) depreciation and amortization expense; and (iii) federal, state, and local income taxes.
     “EBITDAR”: For any period of calculation, the sum of: (a) the Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in arriving at Adjusted Net Income (but without duplication for any item): (i) Interest Expense; (ii) Rent Expense; (iii) depreciation and amortization expense; and (iv) federal, state, and local income taxes.
     “Effective Date”: As defined in the preamble hereto.
     “Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     “Eurodollar Business Day”: A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.
     “Eurodollar Rate”: With respect to each Interest Period applicable to a Eurodollar Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 as of 11:00 A.M., Minneapolis time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Telerate page 3750, then the Eurodollar Rate shall be determined by the Agent at such time based on such other comparable available published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). “Telerate page 3750” means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).
     “Eurodollar Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.
     “Eurodollar Reserve Percentage”: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default”: Any event described in Section 7.1.
     “Executive Officer”: Each of the Borrower’s President, Chief Executive Officer, Chief Operating Officer, any Executive Vice President, the Chief Financial Officer, the Secretary, and the General Counsel.
     “FCA Construction”: FCA Construction Company, LLC, a Delaware limited liability company f/k/a FCA Construction Holdings, LLC.
     “FCA RE”: FCA Real Estate Holdings, LLC, a Delaware limited liability company.
     “FCA Restaurant Holdings”: FCA Restaurant Company, LLC, a Delaware limited liability company f/k/a RCA Restaurant Holdings, LLC.

     “Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions, with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
     “Fixed Charge Coverage Ratio”: At any Quarterly Measurement Date, the ratio of
     (a) the result of: (i) EBITDAR for the Measurement Period ending at such Quarterly Measurement Date, minus (ii) the amount of federal, state and local income taxes paid in cash during such Measurement Period; minus (iii) the Maintenance Capital Expenditures for such Measurement Period; to
     (b) the sum of: (i) the Interest Expense for such Measurement Period; plus (ii) the Rent Expense for such Measurement Period; plus (iii) the Mandatory Principal Payments for such Measurement Period.
     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
     “Holding Account”: A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon or applied as specified in Section 2.10 or 8.10, as the case may be.
     “Holdings”: LTF TIAA Real Estate Holdings, LLC, a Delaware limited liability company f/k/a LTF Real Estate Holdings, LLC.
     “Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.
     “Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) the net amount of all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is personally liable, and (k) all Contingent Obligations of such Person for which such Person would reserve in accordance with GAAP.
     “Indemnitee”: As defined in Section 9.11.
     “Interest Expense”: For any Measurement Period, the aggregate consolidated amount, without duplication, of interest expense determined in accordance with GAAP.
     “Interest Period”: With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided, that:
     (a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;
     (b) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and
     (c) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Loan Termination Date shall end on the Revolving Loan Termination Date.
For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     “Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Letter of Credit”: An irrevocable letter of credit issued by USBNA pursuant to this Agreement for the account of the Borrower.
     “Letter of Credit Commitment”: With respect to USBNA, the obligation of USBNA to issue Letters of Credit for the account of the Borrower in an aggregate principal amount outstanding at any time not to exceed the Letter of Credit Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
     “Letter of Credit Commitment Amount”: As defined in Section 2.8, but as the same may be reduced from time to time pursuant to Section 2.15.
     “Letter of Credit Fees”: As defined in Section 2.18.
     “Letter of Credit Obligations”: At any date, the sum of: (a) the aggregate amount available to be drawn on the Letters of Credit on such date; plus (b) the aggregate amount owed by the Borrower to USBNA on such date as a result of draws on the Letters of Credit for which the Borrower has not reimbursed USBNA.
     “Letter of Credit Participations”: At any date, with respect to any Bank, such Bank’s participations in the Letter of Credit Obligations as set forth in Section 2.9.
     “Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
     “Loan”: A Revolving Loan and/or a Swingline Loan.
     “Loan Documents”: This Agreement, the Notes, the Security Documents, and, if any, the Subsidiary Guaranties and Subsidiary Security Documents.
     “Loan Party”: The Borrower, Holdings and each other Subsidiary of the Borrower that becomes a party to any Subsidiary Guaranty or any Subsidiary Security Document.
     “LTF Lease”: A long term lease agreement between a Real Estate Subsidiary, as lessor, and Operations, as lessee, relating to a Club.
     “Maintenance Capital Expenditures”: At any Quarterly Measurement Date, the sum of: (a) $5,000,000; plus (b) the product of: (i) $3; times (ii) the gross square feet for each Club that is open and operating at such Quarterly Measurement Date and as measured from the predominant plane of the exterior walls of such Club.

     “Management”: LTF Club Management Company, LLC, a Delaware limited liability company.
     “Mandatory Principal Payments”: For any Measurement Period, the principal payments (including the portion of any payment on any Capitalized Lease allocable to principal in accordance with GAAP) regularly scheduled to have been paid by the Borrower or any of its Subsidiaries during such period on the Permitted Permanent Loans and the Borrower’s and its Subsidiaries’ Capitalized Leases and other interest-bearing Indebtedness and/or Seller Financing.
     “Majority Banks”: At any time, Banks other than Defaulting Banks whose Total Percentages aggregate at least 51% (with Total Percentages being computed without reference to the Revolving Commitment Amounts or Loan of Defaulting Banks).
     “Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under Loan Documents, (c) the validity or enforceability of the material obligations of the Borrower under the Loan Documents, (d) the rights and remedies of the Banks and the Agent against the Borrower, or (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.
     “Maximum Rate”: As defined in Section 9.16.
     “Measurement Period”: At any Quarterly Measurement Date, the four fiscal quarters ending on such Quarterly Measurement Date.
     “Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Signing Date, within the five years preceding the Signing Date, or at any time after the Signing Date) for employees of the Borrower or any ERISA Affiliate.
     “Net Income:” For any Measurement Period, the Borrower’s consolidated after-tax net income for such period determined in accordance with GAAP.
     “Net Proceeds”: With respect to the incurrence of any other Indebtedness for borrowed money (excluding Purchase Money Indebtedness) or from the consummation of a sale-leaseback transaction, the cash proceeds received by the Borrower or such Subsidiary from such transaction less the sum of: (a) the reasonable costs associated with such transaction; and (b) the amount of any Indebtedness (other than the Obligations) which is required to be paid in connection with such transaction.
     “New Bank”: As defined in Section 2.30.
     “Non-Permitted Pre-Closing Indebtedness”: As defined in Section 2.21.

     “Non-U.S. Bank”: As defined in Section 2.28(f).
     “Notes”: The Revolving Notes and the Swingline Note.
     “Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Notes and the Letter of Credit Obligations when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.
     “OFAC”: As defined in Section 5.8.
     “Operating Lease”: A lease of (or other agreement conveying the right to use) real or personal property classified as an operating lease in accordance with GAAP.
     “Operations”: LTF Club Operations Company, Inc., a Minnesota corporation.
     “OP Holdings”: LTF Operations Holdings, Inc., a Minnesota corporation.
     “Original Credit Agreement”: As defined in the Recitals hereto.
     “Other Taxes”: As defined in Section 2.28(b).
     “Participants”: As defined in Section 9.5(b).
     “PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Permitted Acquisitions”: Either: (a) any Acquisition by the Borrower where (i) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Borrower on the Signing Date, (ii) immediately before and after giving effect to such Acquisition, no Event of Default shall exist, (iii) the total consideration to be paid by the Borrower for all Acquisitions in any fiscal year does not exceed $30,000,000 in the aggregate, (iv) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition, (v) reasonably prior to such Acquisition, the Agent shall have received drafts that are finalized in all material respects of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Agent may require to evidence the termination of Liens on the assets or business to be acquired, (vi) consents have been obtained in favor of the Agent and the Banks to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Borrower and (if delivered to the Borrower) the selling party in favor of the Agent and the Banks have been delivered, and (vii) the provisions of Section 6.5 have been satisfied; or (b) any other Acquisition consented to in writing by the Majority Banks. For purposes of the foregoing, “total consideration” shall mean, without duplication, cash or other consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock) other than common stock of the Borrower, the total amount of any deferred payments or purchase money debt, all Indebtedness incurred as seller financing (“Seller Financing”), and the total amount of any Indebtedness assumed or undertaken in such transactions.
     “Permitted Permanent Loan”: Collectively:
     (a) the Indebtedness of the Real Estate Subsidiaries outstanding on the Signing Date and described on Schedule 1.1(a) of the Disclosure Schedules; provided, that any Teachers’ Re-financing shall be subject to clause (b) below; and
     (b) Indebtedness incurred by a wholly-owned Real Estate Subsidiary subsequent to the Signing Date to finance the real property and improvements relating to one or more Clubs that are then open and operating, where:
     (i) immediately before and after giving effect to such Indebtedness, no Event of Default shall exist;
     (ii) such Indebtedness has an original maturity date of not less than five (5) years from the date of its incurrence and matures at least six (6) months after the Revolving Loan Termination Date and shall be amortized through periodic payments over a period of not less than ten (10) years;
     (iii) the Related Agreements for such Indebtedness do not contain any financial covenants and do not cross-default to any other Indebtedness of the Borrower or any other Subsidiary except to other Permitted Permanent Loans that are held by the holder of the Indebtedness then being incurred;
     (iv) the only Person liable for such Indebtedness is the Real Estate Subsidiary that owns all of the relevant Clubs securing the Indebtedness then being incurred and such liability is limited to such Real Estate Subsidiary’s right, title and interest in and to the collateral securing the Permitted Permanent Loan then being incurred; subject, however, to the imposition of personal liability for fraud, misrepresentation, misapplication of rents or insurance proceeds and other exceptions to limited recourse liability that are commonly set forth in limited recourse real estate financing transactions (such limited recourse liability being “Limited Recourse Liability”); provided that, in the case of a Teachers’ Re-financing: (A) the Related Agreements evidencing or securing such Teachers’ Re-financing limits such Real Estate Subsidiary’s liability on such Teachers’ Re-financing to the Limited Recourse Liability that existed on the Permitted Permanent Loan then being re-financed; and (B) each other Real Estate Subsidiary that has guarantied the Permitted Permanent Loan then being re-financed may continue to guaranty the Teachers’ Re-financing so long as such guaranty limits such Real Estate Subsidiary’s liability to the Limited Recourse Liability that existed on the guaranty of the re-financed Permitted Permanent Loan;

     (v) the only security for such Indebtedness are the real property and improvements relating to such Clubs being financed by such Permitted Permanent Loan and the LTF Lease relating to such Clubs and such security does not secure any other Indebtedness of such Real Estate Subsidiary, the Borrower or any other Subsidiary; provided that, in the case of a Teachers’ Re-financing the collateral that secured the Permitted Permanent Loan then being re-financed may continue to secure such Teachers’ Re-financing;
     (vi) the Clubs are leased to Operations pursuant to a LTF Lease; provided, that such LTF Lease shall not require Operations to pay more than the market rate for such Club as of the effective date of such LTF Lease, plus annual increases not to exceed 2.5% on a compounded basis;
     (vii) the Net Proceeds from such Indebtedness are sufficient to repay at least 50% of the aggregate costs paid or incurred by the Borrower or Operations, as the case may be, in connection with the acquisition and improvement of the Clubs comprising security for such Indebtedness except that this clause (vii) does not apply to any Teachers’ Re-financing; and
     (viii) reasonably prior to the incurrence of such Indebtedness, the Agent shall have received drafts that are finalized in all material respects of each material Related Agreement to be executed in connection with such transaction.
     For purposes of this Agreement, a single Permitted Permanent Loan may be evidenced by separate notes made by one or more of the relevant Real Estate Subsidiaries payable to the holder of such Permitted Permanent Loan and such separate notes may be secured by the real property and improvements relating to the Clubs respectively owned by such Real Estate Subsidiaries then being financed by such Permitted Permanent Loan; provided, that the proceeds of such separate notes are disbursed to the relevant Real Estate Subsidiary on the same date as part of an integrated financing for all of such Clubs.
     “Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan”: Each employee benefit plan (whether in existence on the Signing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.
     “Pledge Agreement”: The Pledge Agreement dated as of April 15, 2005 made by the Borrower in favor of the Agent and pursuant to which the Borrower granted a first priority Lien to the Agent, for the benefit of the Banks in the “Collateral” described therein, as amended by a First Amendment to Pledge Agreement dated as of September 30, 2005 and as the same may be further amended, supplemented, extended, restated or otherwise modified and in effect from time to time.

     “Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.
     “Purchase Money Indebtedness”: Any Indebtedness described in Section 6.11(d) that is incurred at the time of the purchase of the relevant property.
     “Quarterly Measurement Date”: The last day of each quarter of the Borrower’s fiscal year, commencing on March 31, 2006.
     “Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by the Borrower with a Rate Protection Provider.
     “Rate Protection Obligations”: The liabilities, indebtedness and obligations of the Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.
     “Rate Protection Provider”: Any Bank, or any Affiliate of any Bank, that is the counterparty of the Borrower under any Rate Protection Agreement.
     “Real Estate Subsidiary”: Any Subsidiary that is the obligor on a Permitted Permanent Loan; provided, however, that none of OP Holdings, Operations, FCA Construction, FCA Restaurant Holdings, FCA RE, RE Holdings, Management, or RE CO is, or shall become, a Real Estate Subsidiary. The Real Estate Subsidiaries in existence on the Signing Date are described on Schedule 1.1(a) of the Disclosure Schedules.
     “RE CO”: LTF Real Estate Company, Inc., a Minnesota corporation.
     “Regulatory Change”: Any change after the Signing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “RE Holdings”: LTF Real Estate Holdings, LLC, a Delaware limited liability company.
     “Related Agreement”: The documents establishing, evidencing and/or securing any Permitted Permanent Loan or any Indebtedness for borrowed money permitted by Section 6.11(c) or additional Indebtedness permitted by Section 6.11(h) or any sale-leaseback transaction permitted by Section 6.18. The Related Agreements in effect on the Signing Date are respectively described on Schedules 1.1(a), 6.11 and 6.18 of the Disclosure Schedules.
     “Rent Expense”: For any Measurement Period, the aggregate consolidated amount of rent expense as determined in accordance with GAAP.
     “Replacement Bank”: As defined in Section 2.29.

     “Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.
     “Restricted Payments”: With respect to the Borrower, collectively, (a) all dividends or other distributions of any nature (cash, Equity Interests other than common stock of the Borrower, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefore) issued by the Borrower, whether such Equity Interests are authorized or outstanding on the Signing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, (b) any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, (c) all management fees, consulting fees and other similar amounts payable to any present or former holder of any of the foregoing; and (d) the prepayment of any Indebtedness of the Borrower or any of Subsidiaries, other than the Obligations.
     “Restricted Subsidiary”: Any Subsidiary that is a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC, a Real Estate Subsidiary and/or any Subsidiary that has guarantied the payment of the Obligations and/or granted a Lien on any of its assets to secure the payment of the Obligations; provided, that FCA RE shall not be a Restricted Subsidiary so long as it is winding down and is not actively engaging in business.
     “Revolving Commitment”: With respect to a Bank, the obligation of such Bank to make Revolving Loans to the Borrower, and to purchase Letter of Credit Participations and Swingline Loan Participations from USBNA in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
     “Revolving Commitment Amount”: With respect to any Bank, initially the amount set opposite such Bank’s name on the signature page hereof as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.15 or increased pursuant to Section 2.30.
     “Revolving Commitment Fees”: As defined in Section 2.17.
     “Revolving Loan”: As defined in Section 2.1.
     “Revolving Loan Date”: The date of the making of any Revolving Loans hereunder.
     “Revolving Loan Termination Date”: The earliest of (a) April 28, 2011, (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amount is reduced to zero pursuant to Section 2.15 hereof.

     “Revolving Notes”: The promissory notes of the Borrower in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Revolving Loans, and “Revolving Note” means any one of such promissory notes issued hereunder without distinction.
     “Revolving Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.
     “Security Agreement”: The Security Agreement dated as of April 15, 2005 made by the Borrower in favor of the Agent and pursuant to which the Borrower granted a first priority Lien to the Agent, for the benefit of the Banks, in the “Collateral” described therein, as the same may be amended, supplemented, extended, restated or otherwise modified and in effect from time to time.
     “Security Documents”: The Security Agreement, the Pledge Agreement, the Upstream Distribution Agreements and any other agreement, document or instrument made by the Borrower in favor of the Agent and pursuant to which the Agent is granted a Lien to secure the Obligations, as the same may be amended, supplemented, extended, restated or otherwise modified and in effect from time to time.
     “Senior Secured Operating Company Leverage Ratio”: At any Quarterly Measurement Date, the ratio of:
     (a) the sum of: (i) the aggregate outstanding principal amounts of the Revolving Loans and the Swingline Loans; plus (ii) the Letter of Credit Obligations; plus (iii) the aggregate outstanding principal amount of the Borrower’s and its Subsidiaries’ Indebtedness for borrowed money (including, without limitation, the balance sheet amount of Capitalized Lease Obligations, but excluding any Permitted Permanent Loan on which the relevant Real Estate Subsidiary has Limited Recourse Liability), other interest bearing Indebtedness and any Seller Financing that is secured by any Lien on any of the Borrower’s assets or by any Lien on any of its Subsidiaries’ assets that has been granted as a third party Lien; plus (iv) the Borrower’s and its Subsidiaries’ Contingent Obligations relating to Indebtedness for borrowed money (including, without limitation, the balance sheet amount of Capitalized Lease Obligations but excluding any Contingent Obligations relating to a Permitted Permanent Loan on which the relevant Real Estate Subsidiary’s Contingent Obligation has Limited Recourse Liability), other interest bearing Indebtedness and any Seller Financing that are secured by any Lien on any of the Borrower’s assets or by any Lien on any of its Subsidiaries’ assets that has been granted as a third party Lien; to
     (b) the result of: (i) EBITDA for the Measurement Period ending on such Quarterly Measurement Date; minus (ii) the Interest Expense for such Measurement Period other than Interest Expense on any Indebtedness described in subpart (a) above; minus (iii) the Mandatory Principal Payments for such Measurement Period other than Mandatory Principal Payments on any Indebtedness described in subpart (a) above.
     “Signing Date”: As defined in the preamble hereto.

     “Subject Bank”: As defined in Section 2.30.
     “Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.
     “Subsidiary Guaranty”: Any other guaranty made by a Subsidiary in favor of the Agent and the Banks guaranteeing the payment of the Obligations.
     “Subsidiary Pledge Agreement”: Any pledge agreement made by a Subsidiary in favor the Agent and pursuant to which such Subsidiary grants a first priority Lien to the Agent, for the benefit of the Banks, in the “Collateral” described therein, but only to the extent that the granting of such Lien does not violate any restriction on such Subsidiary’s right to grant such Lien set forth in any Related Agreement, as the same may be amended, supplemented, extended, restated or otherwise modified and in effect from time to time.
     “Subsidiary Security Agreement”: Any security agreement made by a Subsidiary in favor of the Agent and pursuant to which Subsidiary grants a first priority Lien to the Agent, for the benefit of the Banks, in the “Collateral” described therein, as the same may be amended, supplemented, extended, restated or otherwise modified and in effect from time to time.
     “Subsidiary Security Document”: Any Subsidiary Security Agreement, Subsidiary Pledge Agreement or other agreement made by a Subsidiary in favor of the Agent securing the payment of the Obligations, as the same may be amended, supplemented, extended, restated or otherwise modified and in effect from time to time.
     “Swingline Bank”: USBNA.
     “Swingline Loan Commitment”: With respect to the Swingline Bank, the obligation of the Swingline Bank to make Swingline Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Swingline Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
     “Swingline Commitment Amount”: As defined in Section 2.14, but as the same may be reduced from time to time pursuant to Section 2.15.
     “Swingline Loan”: As defined in Section 2.14.
     “Swingline Loan Date”: The date of the making of any Swingline Loan hereunder.
     “Swingline Note”: The promissory note of the Borrower in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Swingline Loans.
     “Teachers’ Re-financing”: Any re-financing by Teachers Insurance and Annuity Association of America (“Teachers”) of a Permitted Permanent Loan that is held by Teachers on the Signing Date; provided, that such re-financing is permitted by Section 6.11(f).

     “Total Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank (or, if the Revolving Commitments of such Bank have been terminated, the Total Revolving Outstandings of such Bank) and the denominator of which is the sum of the Revolving Commitment Amounts (or, if the Revolving Credit Commitments have terminated, the Total Revolving Outstandings) of all the Banks.
     “Total Revolving Outstandings”: As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the Letter of Credit Obligations outstanding on such date and (c) the aggregate unpaid principal balance of the Swingline Loans outstanding on such date.
     “Unused Revolving Commitment”: With respect to any Bank as of any date of determination, the amount by which such Bank’s Revolving Commitment Amount exceeds such Bank’s Revolving Percentage of the Total Revolving Outstandings on such date.
     “Upstream Distribution Agreement”: As defined in Section 5.14(b).
     “U.S. Taxes”: As defined in Section 2.28(e).
     “USBNA”: U. S. Bank National Association in its capacity as one of the Banks hereunder.
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Majority Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Other terms defined in this Agreement shall have the meanings ascribed to them herein.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.
     Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II
TERMS OF THE CREDIT FACILITIES
Part A — Terms of Lending
     Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof, each Bank severally agrees to make a revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Revolving Loan Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof; provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Revolving Loans hereunder shall be made by the several Banks ratably in accordance with their respective Revolving Percentages. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Base Rate Advances or Eurodollar Rate Advances.
     Section 2.2 Procedure for Loans. Any request by the Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 A.M. (Minneapolis time) two Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Eurodollar Rate Advances and not later than 11:00 A.M. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Base Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied.
     Each request for Revolving Loans hereunder shall specify (a) the requested Revolving Loan Date, (b) the aggregate amount of the Revolving Loans to be made on such date which shall be in a minimum amount of $1,000,000 for Base Rate Advances or $5,000,000 for Eurodollar Rate Advances, (c) whether such Revolving Loans are to be funded as Base Rate Advances or Eurodollar Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (d) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto; provided, that no Revolving Loans shall be funded as Eurodollar Rate Advances if a Default or Event of Default has occurred and is continuing. The Agent may rely on any telephone request by the Borrower for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time).

     Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.
     Section 2.3 Revolving Notes. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank’s Revolving Commitment Amount originally in effect. Upon receipt of each Bank’s Note from the Borrower, the Agent shall mail such Note to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Revolving Note a record of such Revolving Loans, Advances and payments; provided, that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower.
     Section 2.4 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Base Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in the aggregate minimum amount of the Advances of all Banks so converted or continued, of $5,000,000. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 A.M. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Base Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Base Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, at the option of the Agent, such Advances shall, on the last day of the Interest Period applicable thereto, (A) automatically be continued as Eurodollar Rate Advances with the same principal amount and the same Interest Period or (B) automatically be converted into Base Rate Advances with the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. (E.g., when continuing a two-month Eurodollar Rate Advance of one Bank to a three-month Eurodollar Rate Advance, the Borrower must simultaneously continue all two-month Eurodollar Rate Advances of all Banks having Interest Periods ending on the date of continuation as three-month Eurodollar Rate Advances.)
     Section 2.5 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Revolving Loans as follows:
     (a) Subject to paragraph (c) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period plus (B) the Applicable Margin.
     (b) Subject to paragraph (c) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Margin.
     (c) Upon the occurrence and during the continuance of any Event of Default, each Advance shall, at the option of the Agent or at the direction of the Majority Banks, bear interest until paid in full at a rate equal to 2.00% plus the rate that would otherwise be applicable to such Advance (the “Default Rate”).
     (d) Interest shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on the last day of each calendar quarter included in such Interest Period; (iii) with respect to any Base Rate Advance, on the last day of each month; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) on the Revolving Loan Termination Date; provided, that interest under paragraph (c) of this Section shall be payable on demand.

     Section 2.6 Repayment and Mandatory Prepayment.
     (a) The Revolving Loans. The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Loan Termination Date. If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrower shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied first against Base Rate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrower shall be placed in the Holding Account.
     (b) Pay Down of Revolving Loans. In addition to all other payments upon the Swingline Loans or the Revolving Loans required by this Agreement, the Borrower shall pay the Swingline Loans and Revolving Loans by the amount of Net Proceeds received by the Borrower or any Subsidiary from the incurrence of any Indebtedness for borrowed money permitted by Section 6.11 (other than Purchase Money Indebtedness) or the consummation of sale-leaseback transactions permitted by Section 6.18(b); provided, that the Borrower and its Subsidiaries may retain up to $10,000,000 of such Net Proceeds from each such underlying transaction. Any such payments shall be applied first against Swingline Loans and then to Revolving Loans and any payments applied to the Revolving Loans shall be applied first against Base Rate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period.
     Section 2.7 Optional Prepayments. The Borrower may prepay Advances, in whole or in part, at any time, without premium or penalty, except as set forth below. Each partial prepayment shall be in a minimum amount of $1,000,000. All partial prepayments of Revolving Loans shall be applied pro rata based on the unpaid principal balance of the Revolving Loans. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on the Revolving Loans under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.
Part B-Terms of the Letter of Credit Facility
     Section 2.8 Letter of Credit Commitment. Subject to the terms and conditions hereinafter set forth, USBNA agrees to issue Letters of Credit from time to time on terms reasonably acceptable to USBNA on any Business Day during the period from the date hereof and ending on the Revolving Loan Termination Date; provided, that USBNA shall not issue any Letter of Credit if, after giving effect to such issuance: (a) the Letter of Credit Obligations would exceed $20,000,000 (the “Letter of Credit Commitment Amount”); or (ii) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitment Amounts; provided, further, that no Letter of Credit will be issued if a Default or Event of Default has occurred and is continuing. The obligation of USBNA to issue any Letter of Credit shall terminate on the Revolving Loan Termination Date. On the Closing Date, the Borrower, the Agent, USBNA and

the Banks acknowledge and agree that the outstanding “Letters of Credit” issued by USBNA under the Original Credit Agreement are set forth on Schedule 2.8 of the Disclosure Schedules and that such “Letters of Credit”, and related applications and agreements shall be deemed to be the initial Letters of Credit and related applications and agreements under this Agreement.
     Section 2.9 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by USBNA by 2:00 P.M. (Minneapolis time) on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. USBNA may require that such request be made on such letter of credit application form as USBNA may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. USBNA shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit, USBNA shall send notice to the other Banks of such issuance, and if requested by a Bank, a copy of the Letter or Letters of Credit so issued. Concurrently with the issuance of each Letter of Credit pursuant to this Agreement, USBNA shall be deemed to have sold and transferred to each Bank, and each Bank shall be deemed irrevocably and unconditionally to have purchased and received from USBNA, without recourse or warranty, an undivided participation (a “Letter of Credit Participation”) in each Letter of Credit and the Letter of Credit Obligations with respect thereto and any security therefor in the amount of such Bank’s Revolving Percentage of such Letter of Credit Obligations. USBNA shall retain its individual Letter of Credit Participation in the amount of its Revolving Percentage in each Letter of Credit and the Letter of Credit Obligations with respect thereto and any security therefor.
     Section 2.10 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower. All Letters of Credit must be issued no less than 10 days prior to the Revolving Loan Termination Date and all Letters of Credit must expire no later than 12 months after the Revolving Loan Termination Date. As to each Letter of Credit which is outstanding as of the Revolving Loan Termination Date, the Borrower shall provide either (A) cash collateral in an amount reasonably satisfactory to the Agent (but in no event less than 105% of the stated undrawn amount of each Letter of Credit) for deposit into the Holding Account, or (B) one or more irrevocable letters of credit in form and substance, and issued by a bank, reasonably satisfactory to the Agent pursuant to which USBNA is entitled to recover the maximum amount at any time payable under each outstanding Letter of Credit, plus all costs and fees then or thereafter payable with respect to such Letter of Credit under the terms of this Agreement, provided further that, in the event the Borrower fails to provide such cash collateral or one or more letters of credit satisfactory to the Agent, the Banks shall make Revolving Loans ratably in accordance with their respective Revolving Percentages of the aggregate amount of Letters of Credit outstanding on the Revolving Loan Termination Date, and deposit the proceeds of such Revolving Loans into the Holding Account.
     Section 2.11 Agreement to Repay Letter of Credit Drawings. The Borrower agrees to pay to USBNA on demand at USBNA’s address shown on the signature page hereof: (a) the amount of each draft or other request for payment drawn under any Letter of Credit (whether drawn before, on or after its stated expiry date), and (b) interest on all amounts referred to in clause (a) above from the date of such draw until payment in full at a fluctuating rate per annum at all times equal to the sum of the Base Rate plus the Applicable Margin plus 2.00%; provided, that so long as the conditions precedent set forth in Section 2.1 and Article III are satisfied as of the date of any draw under the Letter of Credit, the Banks will make (and the Borrower does here so authorize each Bank to make) Revolving Loans in accordance with Section 2.2 to pay any draw under a Letter of Credit. USBNA shall promptly notify the Borrower and each Bank of each demand for payment under a Letter of Credit and of the date on which such payment is to be made and the amount of such Bank’s Revolving Loan to be made pursuant to Sections 2.1 and 2.11, if any.
     In the event that the Borrower fails to reimburse USBNA for any drawing on any Letter of Credit on the date of such drawing through Revolving Loans or otherwise, then, by not later than 1:00 P.M. (Minneapolis time), on such date, each Bank shall fund its Letter of Credit Participation in such Letter of Credit drawing by paying to USBNA, in Immediately Available Funds, such Bank’s Revolving Percentage of such demand for payment which the Borrower has not paid to USBNA. Each Bank’s obligation to make such amounts available to USBNA shall be irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances except where the Borrower is not liable to USBNA for payment of a draw on a Letter of Credit under Section 2.12. If and to the extent any Bank shall not have made such amount available to USBNA on any such date, such Bank agrees, upon demand, to pay interest on such amount to USBNA for the account of USBNA for each day from and including the date on which such payment was to be made to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, based upon a year of 360 days. Any Bank’s failure to make available to USBNA its Revolving Percentage of any demand for payment under a Letter of Credit shall not relieve any other Bank of its obligation to make available to USBNA its Revolving Percentage of such demand for payment on the date such payment is to be made, but no Bank shall be responsible for the failure of any other Bank to make available to USBNA such other Bank’s Revolving Percentage of any such payment.
     Whenever, at any time after USBNA has made a payment under any Letter of Credit and has received from another Bank such other Bank’s Revolving Percentage of the unreimbursed portion of such payment, USBNA receives any reimbursement on account of such unreimbursed portion or any payment of interest on account thereof, USBNA will promptly distribute to such other Bank its pro rata share thereof in like funds as received in accordance with Section 8.10; provided, that in the event that USBNA is required to return such reimbursement or such payment of interest (as the case may be), such other Bank will return to USBNA any portion thereof previously distributed to it by USBNA in like funds as such reimbursement or payment is required to be returned by USBNA.
     Section 2.12 Obligations Absolute. The obligation of the Borrower under Section 2.11 to repay USBNA for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.10 or 2.11 shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this

Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
     (a) Any lack of validity or enforceability of any Letter of Credit;
     (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), USBNA or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or
     (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.
     None of the Agent, USBNA, any other Bank or the officers, directors or employees thereof shall be liable or responsible for, and the obligations of the Borrower to USBNA and the Banks shall not be impaired by:
     (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;
     (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (iii) The acceptance by USBNA of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or
     (iv) Any other action of USBNA in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.
     Notwithstanding the foregoing, the Borrower shall have a claim against USBNA, and USBNA shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower prove were caused by USBNA’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.
     Section 2.13 Indemnification by Banks. The Banks severally agree to indemnify USBNA acting in its capacity as issuer of the Letters of Credit, and each officer, director, employee, agent and affiliate of USBNA (herein collectively called “LC Issuer Parties” and individually called a “LC Issuer Party”), ratably according to their respective Revolving Percentages, to the extent not reimbursed by the Borrower, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including, without limitation, at any time following the payment of any of the Letter of Credit Obligations) be imposed on, incurred by or asserted against USBNA in any way relating to or arising out of the issuance of or payment or failure to pay under the Letter of Credit or the use of proceeds of any payment made under the Letter of Credit; provided, that no Bank shall be liable for the payment to USBNA of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from USBNA’s gross negligence or willful misconduct. All obligations provided for in this Section 2.13 shall survive the termination of this Agreement.
Part C-Terms of the Swingline Loan Facility
     Section 2.14 Swingline Loan Commitment.
     (a) Swingline Loan Commitment. On the terms and subject to the conditions hereof, the Swingline Bank, in its individual capacity agrees to make a revolving credit facility available as loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Revolving Loan Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof; provided, however that no Swingline Loan will be made in any amount which, after giving effect thereto, would cause the: (i) the aggregate outstanding principal amount of the Swingline Loans to exceed $30,000,000 (the “Swingline Commitment Amount”); or (ii) Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Swingline Loans may be obtained and maintained as Base Rate Advances unless the Swingline Bank agrees to different interest rate; provided, that: (v) the Swingline Bank may not agree to a different rate if a Default or Event of Default has occurred and is continuing; and (vi) upon the occurrence and during the continuance of any Event of Default, the Swingline Loans shall, at the option of USBNA, bear interest until paid in full at a rate per annum equal to Default Rate in effect for Base Rate Advances with respect to any Swingline Loan that has been made as a Base Rate Advance or, if any Swingline Loan accrues interest at a different rate, at a rate per annum equal to the sum of such rate plus 2.00%. Accrued interest on Swingline Loans shall be payable on the last day of each calendar month or, if any Event of Default has occurred and is continuing, on demand.
     (b) Procedure for Swingline Loans. Any request by the Borrower for Swingline Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Swingline Bank not later than 1:00 P.M. (Minneapolis time) on the requested Swingline Loan Date or, if the requested Swingline Loan will accrue interest at a rate other than the rate applicable to Base Rate Advance, as may be required by the Swingline Bank. Each request for Swingline Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Swingline Loan Date and after giving effect to the requested Swingline Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Swingline Loans hereunder shall specify (i) the requested Swingline Loan Date, and (ii) the aggregate amount of the Swingline Loans to be made on such date which shall be in a minimum amount of $100,000. The Swingline Bank may rely on any telephone request by the

Borrower for Swingline Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Swingline Bank’s record of the terms of such telephone request. On the date of the requested Swingline Loans, the Swingline Bank, unless the Swingline Bank determines, or has been notified by the Agent that the Agent has determined, that any applicable condition specified in Article III has not been satisfied, the Swingline Bank will make available to the Borrower at the Swingline Bank’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the requested Swingline Loan Date the amount of the requested Swingline Loans.
     (c) Swingline Note. The Swingline Loans shall be evidenced by a single Swingline Note payable to the order of the Swingline Bank in a principal amount equal to the Swingline Commitment Amount as originally in effect. The Swingline Bank shall enter in its ledgers and records the amount of each Swingline Loan, the various Swingline Loans made, the interest on each Swingline Loan and the payments made thereon, and the Swingline Bank is authorized by the Borrower to enter on a schedule attached to its Swingline Note a record of such Swingline Loans, the interest rate thereon and payments; provided, that the failure by the Swingline Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Swingline Note, and, in all events, the principal amounts owing by the Borrower in respect of the Swingline Note shall be the aggregate amount of all Swingline Loans made by the Swingline Bank less all payments of principal thereof made by the Borrower.
     (d) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Loan Termination Date. The Borrower may prepay all or a portion of any Swingline Loan at any time without premium or penalty. The Swingline Bank may, at any time, in its sole discretion, by written notice to the Borrower, the Agent and the Banks, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Advances in the amount of such Swingline Loans; provided, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Revolving Loan Termination Date, (ii) the occurrence of any Event of Default described in Section 7.1(f); (iii) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in Section 7.1 or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”).
     Each Bank hereby irrevocably agrees to make such Revolving Loans ratably in accordance with its Revolving Percentage promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (x) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (xi) whether any conditions specified in Section 2.2 are then satisfied, (xii) whether a Default or an Event of Default then exists, (xiii) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.2, (xiv) the date of such Mandatory Swingline Borrowing, or (xv) any reduction in the Revolving Commitment Amounts or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith.
     In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Bank such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its respective Revolving Percentage (determined before giving effect to any termination of the Revolving Commitments pursuant to Section 7.2); provided, that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Bank interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing purchase occurs hereunder to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.
Part D — General
     Section 2.15 Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments. The Borrower may, at any time, upon not less than 5 Business Days prior written notice from the Borrower to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $10,000,000, or, if more, in an integral multiple of $1,000,000; provided, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrower may, at any time when there are no Swingline Loans or Letter of Credit Obligations outstanding, upon not less than 5 Business Days prior written notice from the Borrower to the Agent, terminate the Commitments in their entirety. Upon termination of the Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all outstanding Swingline Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.26 and all other unpaid Obligations of the Borrower to the Agent, the Swingline Bank and the Banks hereunder.
     Section 2.16 Fees. On or before the Signing Date, the Borrower shall pay to the Agent the fees set forth in the separate letter agreement dated as of the Signing Date (the “Agent Fee Letter”) between the Agent and the Borrower. Such fees shall be paid on the Signing Date and at such other times as may be required pursuant to the terms of such Agent Letter Agreement. The

Agent may separately agree with any Bank to pay a portion of such fees to such Bank, but shall not be obligated to pay such portion to such Bank unless and until the same is received from the Borrower.
     Section 2.17 Revolving Commitment Fees. The Borrower shall pay to the Agent, for the account of each Bank ratably in accordance with its Revolving Percentage, a fee (the “Revolving Commitment Fees”) in an amount determined by applying the Applicable Revolving Commitment Fees Percentage to the average daily average daily Unused Revolving Commitment amount of each Bank. Such Revolving Commitment Fees shall be payable to the Agent in arrears on the last day of each calendar quarter, commencing on the first such day following the Effective Date of this Agreement, and on the Revolving Loan Termination Date.
     Section 2.18 Letter of Credit Fees. For each Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in arrears, payable on the last day of each calendar quarter, a fee (a “Letter of Credit Fee”) in an amount determined by applying a per annum rate equal to the Applicable Margin for Eurodollar Rate Advances in effect on such date to the average daily face amount of such Letter of Credit during such calendar quarter. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and a fronting fee at the per annum rate of one eighth of one percent (0.125%) of the face amount of each Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit, and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit. Upon the occurrence and during the continuance of an Event of Default, the rate used for calculating the Letter of Credit Fee shall equal the rate otherwise applicable thereto plus 2.00%.
     Section 2.19 Computation. Revolving Commitment Fees, Letter of Credit Fee and interest on the Eurodollar Rate Advances shall be computed on the basis of actual days elapsed (or, in the case of fronting or similar fees with respect to Letters of Credit which are paid in advance, actual days to elapse) and a year of 360 days or, in the case of Base Rate Advances, a year of 365 days.
     Section 2.20 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     Section 2.21 Use of Loan Proceeds. The Borrower shall use the proceeds of the Loans and the Letters of Credit solely as follows:
     (a) to refinance, but not to pay, the “Loans” under the Original Credit Agreement;
     (b) to finance the Borrower’s acquisition, construction and development of real property, improvements and fixtures for use as Clubs;
     (c) to make improvements to Clubs owned or leased by the Borrower;
     (d) to finance Permitted Acquisitions; and
     (e) to finance the working capital requirements of the Borrower and its Subsidiaries that arise in the ordinary course of business;
and, in all events, in a manner that does not conflict with any of the Borrower’s covenants in this Agreement.
     Section 2.22 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:
     (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or
     (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period, such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Base Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.
     Section 2.23 Increased Cost.
     If any Regulatory Change:
     (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Note or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on Eurodollar Rate Advances or any other amounts due under this Agreement in respect of Eurodollar Rate

Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office or in the rate of branch taxes or doing business taxes (in either case, imposed in lieu of net income taxes)); or
     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank’s Applicable Lending Office or against Letters of Credit issued by USBNA or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Notes or its obligation to make Eurodollar Rate Advances or affecting any Letter of Credit;
and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Subject to the 45-day limitation set forth above in this Section 2.23, failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.
     Section 2.24 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances, shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Bank’s notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.28.
     Section 2.25 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank’s capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Bank’s obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to make such demand within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does make such demand. Any determination by any Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error.
     Section 2.26 Funding Losses; Eurodollar Rate Advances. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds, but excluding loss of anticipated profits) which such Bank may sustain: (a) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefore in the Borrower’s request or notice as to such Advance under Section 2.2, or (b) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.
     Section 2.27 Discretion of Bank as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.26) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     Section 2.28 Taxes.
     (a) Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). Each Bank will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such taxes and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.
     (b) The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
     (c) The Borrower shall indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank and the Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Agent makes written demand therefore.
     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determine that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
     (e) If the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Bank pursuant to any Loan Document in respect of the Obligations that are then, or thereafter become, payable to such Bank, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (f) Each Bank that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Bank”) shall deliver to the Borrower and the Agent two copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Bank delivers a Form W-8, a certificate representing that such Non-U.S. Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-U.S. Bank shall promptly notify the Borrower and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Bank shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Bank is not legally able to deliver.
     (g) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.28 to any Bank for the account of any Applicable Lending Office of such Bank:
     (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 2.28(f) in respect of such Applicable Lending Office;
     (ii) if such Bank shall have delivered to the Borrower a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) in respect of such Applicable Lending Office pursuant to subsection 2.28(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto); or

     (iii) if such Bank shall have delivered to the Borrower a Form W-8 (or any subsequent versions thereof or successors thereto) in respect of such Applicable Lending Office pursuant to subsection 2.28(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Applicable Lending Office for any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8 (or subsequent versions thereof or successors thereto).
     (h) The Agent and the Banks agree to use commercially reasonable efforts, upon request by the Borrower and at the Borrower’s sole cost and expense, to assist the Borrower in obtaining a refund that is available to the Borrower of any Taxes paid by the Borrower hereunder; provided that (i) the Agent or Bank of which such request is made determines in its reasonable discretion, that such assistance would not be prejudicial and (ii) if any such refund is subsequently disallowed, the Borrower shall indemnify the Agent and the Banks for any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. In the event that the Agent or any Bank receives a refund or tax credit when computing its tax payable in the jurisdiction in which the Agent or such Bank, as the case may be, is organized or maintains an Applicable Lending Office, in respect of Taxes paid by the Borrower, the Agent or such Bank shall, to the extent it can do so without jeopardizing its right to such refund or credit, pay over to the Borrower an amount that would leave the Agent or such Bank in the same position as if no such Taxes had been imposed; provided that (i) nothing contained in this Section 2.28(h) shall interfere with the right of the Agent or such Bank to arrange its tax affairs in whatever manner it thinks fit, nor require them to disclose any information relating to their tax affairs or any computations in respect thereof or to do anything that would prejudice their ability to benefit from any other credits, relief, remissions or repayments to which any of them may be entitled and (ii) if any such refund or tax credit is subsequently disallowed, then the Borrower shall within thirty (30) days of receiving notice of any such disallowance from the Agent or any Bank, return the amount paid to the Borrower under this Section 2.28(h) to the Agent or Banks and indemnify the Agent and Banks for any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto.
     Section 2.29 Replacement of Bank in Respect of Increased Costs. Within forty-five (45) days after receipt by the Borrower of written notice and demand from any Bank (an “Affected Bank”) for payment of additional costs as provided in Sections 2.23, 2.25 or 2.28, or within forty-five (45) days after receipt by the Borrower of written notice under Sections 2.22 or 2.24, the Borrower may, at its option, notify the Agent and such Affected Bank of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Bank (a “Replacement Bank”) for such Affected Bank, which Replacement Bank shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Bank within ninety (90) days following notice of its intention to do so, the Affected Bank shall sell and assign its Loans and Commitments, at par, to such Replacement Bank in accordance with the provisions of Section

9.5 hereof, provided that the Borrower has reimbursed such Affected Bank for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.1 Conditions of Initial Transaction. The making of the initial Revolving Loans and Swingline Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:
     (a) Documents. The Agent shall have received the following:
     (i) A Revolving Note drawn to the order of each Bank, and a Swingline Note drawn to the order of the Swingline Bank, executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.
     (ii) An Acknowledgement and Agreement from each Subsidiary that has executed a Subsidiary Security Document in form and substance satisfactory to the Agent.
     (iii) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower dated as of the Signing Date and certifying to the following:
     (A) A true and accurate copy of the corporate (or other) resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party contemplated hereby and thereby;
     (B) The incumbency, names, titles and signatures of the officers of the Borrower authorized to execute the Loan Documents to which the Borrower is a party and to request Advances;
     (C) The Articles of Incorporation (or the equivalent) of the Borrower with all amendments thereto, previously delivered by the Borrower to the Agent have not been amended, modified or supplement and remain in full force and effect; and
     (D) The bylaws (or other constituent documents) for the Borrower previously delivered by the Borrower to the Agent have not been amended, modified or supplement and remain in full force and effect.

     (iv) A certificate of good standing for the Borrower in the jurisdiction of its incorporation or organization and in the jurisdictions where the character of the properties owned or leased by the Borrower or the business conducted by the Borrower makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to the Agent.
     (v) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Subsidiary that has executed a Subsidiary Security Document, dated as of the Signing Date and certifying to the following:
     (A) A true and accurate copy of the company (or other) resolutions of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party contemplated hereby and thereby;
     (B) The incumbency, names, titles and signatures of the officers of such Loan Party authorized to execute the Loan Documents to which such Loan Party is a party;
     (C) The Articles of Organization (or the equivalent) of such Loan Party with all amendments thereto previously delivered by such Loan Party to the Agent have not been amended, modified or supplement and remain in full force and effect; and
     (D) The operating agreement and member control agreement (or other constituent documents) for such Loan Party previously delivered by such Loan Party to the Agent have not been amended, modified or supplement and remain in full force and effect.
     (vi) A certificate of good standing for each Subsidiary that has executed a Subsidiary Security Document in the jurisdiction of such Loan Party’s incorporation or organization and in the jurisdictions where the character of the properties owned or leased by such Loan Party or the business conducted by such Loan Party makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to the Agent.
     (vii) ACORD 27 certificates of insurance with respect to each of the businesses and real properties of the Borrower in such amounts and with such carriers as shall be reasonably acceptable to the Agent.
     (viii) A certificate dated the Closing Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2 (a) and (b) below.
     (b) Opinion. The Agent shall have received a written legal opinion of counsel to the Borrower addressing the Loan Documents in form and substance satisfactory to the Banks.

     (c) Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Signing Date and the Closing Date.
     (d) Security Documents. All Security Documents or Subsidiary Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Agent; any pledged collateral shall have been duly delivered to the Agent; and the priority and perfection of the Liens created by the Security Documents or Subsidiary Security Documents shall have been established to the satisfaction of the Agent and its counsel.
     (e) Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent’s special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
     (f) Fees and Expenses. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or prior to the Signing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.
     (g) Compliance Certificate. The Agent shall have received a Compliance Certificate appropriately completed and duly executed by the Borrower showing compliance with Sections 6.14, 6.15 and 6.16 as of December 31, 2005.
     Section 3.2 Conditions Precedent to all Loans and Letters of Credit.
     The obligation of the Banks to make any Loans hereunder (including the initial Revolving Loans and Swingline Loans) and of the Agent to issue each Letter of Credit (including the initial Letters of Credit) shall be subject to the fulfillment of the following conditions:
     (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Signing Date, the Closing Date and on the date of each Revolving Loan and Swingline Loan or the date of issuance of each Letter of Credit with the same force and effect as if made on such date (except: (i) to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and (ii) the representations and warranties set forth in Section 4.5 to the Borrower’s financial statements shall be deemed to refer to the financial statements then most recently delivered to the Banks pursuant to Section 5.1(a) or (b), as the case may be; provided, that the unaudited interim financial statements do not comply with GAAP because of the absence of footnotes and are subject to immaterial year-end audit adjustments).
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Signing Date, the Closing Date and on the date of each Revolving Loan or each Swingline Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Revolving Loans or Swingline Loans made on such date or the Letter of Credit so issued.
     (c) Notices and Requests. The Agent shall have received the Borrower’s request for such Revolving Loans as required under Section 2.2 or such Swingline Loans as required under Section 2.14 or its application for such Letters of Credit specified under Section 2.9.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce USBNA to issue Letters of Credit, the Borrower represents and warrants to the Banks and the Agent:
     Section 4.1 Organization, Standing, Etc. The Borrower and each of its Subsidiaries is a corporation or limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower and each of its Subsidiaries have all requisite power and authority to carry on their respective businesses as now conducted and, in the case of the Borrower, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. The Borrower and each of its Subsidiaries: (a) hold all certificates of authority, licenses and permits necessary to carry on their respective businesses as presently conducted in each jurisdiction in which such Person is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) are duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude such Person from enforcing its rights with respect to any material assets or could reasonably be expected to constitute a Material Adverse Occurrence.
     Section 4.2 Authorization and Validity. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party have been duly authorized by all necessary corporate or company action by such Loan Party. This Agreement, the Notes and other Loan Documents constitute, the legal, valid and binding obligations of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

     Section 4.3 No Conflict; No Default. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party will not (a) violate in any material respect any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Loan Party, (b) violate or contravene any provision of the organizational documents of such Loan Party, or (c) result in a breach of or constitute a default under any indenture, loan, credit agreement or any Related Agreement or any other material agreement, lease or instrument to which such Loan Party is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Neither the Borrower nor any of its Subsidiaries is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to constitute a Material Adverse Occurrence.
     Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Loan Party to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents or any of the Subsidiary Security Documents.
     Section 4.5 Financial Statements and Condition. The audited consolidated financial statements for the Borrower and its Subsidiaries as at December 31, 2005, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the consolidated financial condition of the Borrower as at such date and the results of its consolidated operations and changes in financial position for the period then ended. As of the date of such financial statement, the Borrower did not have any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2005, there has been no Material Adverse Occurrence.
     Section 4.6 Litigation. Except as set forth on Schedule 4.6 of the Disclosure Schedules, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries. or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which could reasonably be expected to constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against the Borrower or any of its Subsidiaries, the satisfaction or payment of which could reasonably be expected to constitute a Material Adverse Occurrence.
     Section 4.7 Environmental, Health and Safety Laws. There does not exist any violation by the Borrower or any of its Subsidiaries of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on the Borrower or any of its Subsidiaries or which has required or would require a material expenditure by the Borrower or any of its Subsidiaries to cure. Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that any part of such Person’s operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. Except as set out on Schedule 4.7 of the Disclosure Schedules, the Borrower does not have knowledge that it, any of its Subsidiaries or any of their respective property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require significant Capital Expenditures or to constitute a Material Adverse Occurrence.
     Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.
     Section 4.9 Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower or any of its Subsidiaries does not constitute more than 25% of the value of the consolidated assets of the Borrower.
     Section 4.10 Title to Property; Leases; Liens; Subordination. The Borrower and each of its Subsidiaries have (a) good and marketable title in fee simple to, or valid leasehold interests in, their respective real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, their respective other properties, including all other properties and assets, referred to as owned by the Borrower in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted hereunder). None of such properties is subject to a Lien, except as allowed under Section 6.12 or Liens to be discharged on the Signing Date. Neither the Borrower nor any of its Subsidiaries has subordinated any of its material rights under any obligation owing to it to the rights of any other person.
     Section 4.11 Taxes. The Borrower and each of its Subsidiaries have filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against any such Person or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No material tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower does not know of any proposed material tax assessment against it or any of its Subsidiaries or any basis therefor.
     Section 4.12 Trademarks, Patents. Each of the Borrower and each of its Subsidiaries licenses to use or otherwise has the right to use, all intellectual property necessary for the conduct of its business as currently conducted, except to the extent that the absence of such property could not individually, or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence. As of the date hereof, no claim has been asserted or is pending or, to the knowledge of the Borrower, has been threatened against the Borrower or any of its Subsidiaries by any Person challenging or questioning the use by the Borrower or any of its Subsidiaries of any intellectual property in a manner that could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence, nor does the Borrower know of any reason to believe that any such claim would be successful if brought. As of the date hereof, no claim has been asserted or is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries by any Person challenging or questioning the validity or effectiveness of any of the Borrower’s intellectual property in a manner that could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence. The use of intellectual property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in a manner that could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence. Schedule 4.12 of the Disclosure Schedules is a complete list of all such intellectual property that is owned by the Borrower or any of its Subsidiaries and constitutes a patent issued by, or a trademark or service mark registered with, the United States Patent and Trademark Office (or, in either case, applications therefor) or a copyright issued by the United States Copyright Office (or an application therefor).
     Section 4.13 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrower or any of its Subsidiaries have not been affected as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God which could reasonably be expected to constitute a Material Adverse Occurrence.
     Section 4.14 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.15 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.16 Retirement Benefits. Except as set forth on Schedule 4.16 of the Disclosure Schedules and except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any of its Subsidiaries is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.
     Section 4.17 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made. Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and, as of the date of delivery, the Borrower has no reason to believe that such projections or forecasts are not reasonable; provided that Borrower can give no assurances that such projections will be attained.
     Section 4.18 Subsidiaries; etc. As of the Signing Date of this Agreement, neither the Borrower nor any of its Subsidiaries owns beneficially or of record, any Equity Interests in, any other Person other than those listed on Schedule 4.18 of the Disclosure Schedules, which sets forth the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrower or its Subsidiaries, and the jurisdiction of organization of each Subsidiary or other issuer of Equity Interests.
     Section 4.19 Labor Matters. To the knowledge of the Borrower, there are no pending or threatened strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, which violation could reasonably be expected to cause a Material Adverse Occurrence. All payments due from the Borrower or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Borrower. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.
     Section 4.20 Solvency. After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Signing Date.

     Section 4.21 Insurance. Schedule 4.21 of the Disclosure Schedules sets forth a summary of the property and casualty insurance program carried by the Borrower and its Subsidiaries on the date hereof, including any self-insurance or risk assumption agreed to by any such Person or imposed upon any such Person by any such insurer.
     Section 4.22 Indebtedness. Except for Indebtedness permitted by Section 6.11, neither the Borrower nor any of its Subsidiaries has any Indebtedness.
     Section 4.23 Guaranty of Suretyship. Except for Contingent Obligations described on Schedule 6.13 of the Disclosure Schedules or permitted by Section 6.13, neither the Borrower nor any of its Subsidiaries is a party to any contract of guaranty or suretyship and none of its assets is subject to such a contract.
     Section 4.24 Related Agreements.
     (a) The Borrower has furnished to the Agent a true and correct copy of Related Agreements in effect on the Signing Date.
     (b) The Borrower, and to the Borrower’s knowledge, each other party to a Related Agreement, has taken all necessary corporate, company, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of the transactions contemplated thereby.
     (c) All representations and warranties made by the Borrower or any of its Subsidiaries in any of the Related Agreements or in the certificates delivered in connection therewith are true and correct in all material respects as of the date made.
ARTICLE V
AFFIRMATIVE COVENANTS
     Until any obligation of the Banks hereunder to make the Revolving Loans and of the Swingline Bank to make the Swingline Loans and of USBNA to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of USBNA thereon shall have otherwise been discharged (including by providing cash collateral or backup letters of credit in accordance with Section 2.10), unless the Agent and the Majority Banks shall otherwise consent in writing:
     Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Agent, on behalf of the Banks:
     (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year setting forth in each case in comparative form corresponding figures from the previous annual audit (provided that the electronic filing of the Borrower’s annual report on Form 10-K shall satisfy the foregoing requirement), certified without qualification by the Borrower’s existing certificated public accountants or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent. The Borrower will also furnish to the Agent the related consolidating financial statements and any management letters, management reports or other reasonably supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.
     (b) As soon as available and in any event within 45 days after the end of each quarter, unaudited consolidated statements of income and cash flow for the Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form corresponding period for the preceding fiscal year, a consolidated balance sheet of the Borrower as at the end of such quarter, together with corresponding figures for the prior fiscal year (provided that the electronic filing of the Borrower’s quarterly report on Form 10-Q shall satisfy the foregoing requirements in respect of each of the first three quarterly periods of each fiscal year of Borrower and the electronic filing of the Borrower’s quarterly earnings release (including schedules detailing the unaudited consolidated condensed balance sheet and related unaudited statement of income of the Borrower for such quarter) within 60 days after the end of the fourth quarterly period of each fiscal year of the Borrower shall satisfy the foregoing requirements in respect of the fourth quarter of each fiscal year of Borrower). The Borrower will also furnish to the Agent the related consolidating financial statements and a certificate signed by the chief financial officer of the Borrower, on behalf of the Borrower, stating that such financial statements present fairly the financial condition of the Borrower and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments).
     (c) With the financial statements delivered to the Agent pursuant to Section 5.1(b), a Compliance Certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.14, 6.15 and 6.16, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
     (d) By not later than December 31 of each year, projections by the Borrower for the Borrower’s immediately following fiscal year consisting of a balance sheet as of the end of such following fiscal year and monthly and year to date income statements together with the assumptions underlying such projections certified by the Borrower’s chief financial officer or treasurer as being based on reasonable estimates, information and assumptions and that such officer has no reason to believe that such projections are not reasonable (provided that no assurance can be given that such projections will be attained), all in reasonable detail and reasonably satisfactory in scope to the Agent.
     (e) Immediately upon any Executive Officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrowers propose to take with respect thereto.

     (f) Immediately upon any Executive Officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower propose to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
     (g) Immediately upon any Executive Officer of the Borrower becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action Borrowers propose to take with respect thereto.
     (h) Immediately upon any Executive Officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower, any of its Subsidiaries or any property of such Person, or to which the Borrower or any of its Subsidiaries is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) which could reasonably be expected to result in a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower which could reasonably be expected to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto.
     (i) Without duplication of items otherwise delivered pursuant to this Section 5.1, promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other material documents filed with the SEC or any national securities exchange.
     (j) Immediately upon receipt by the Borrower or any of its Subsidiaries, a copy of any notice of default on, or acceleration of, any of such Person’s Indebtedness or waiver of such Person’s non-compliance with the terms of such Indebtedness; or immediately upon Borrower or any of its Subsidiaries becoming aware of the occurrence of any event of default (howsoever defined) on any of such Person’s Indebtedness or of any event which could, with the giving of notice and/or lapse of time, constitute any such event of default, a notice describing the nature thereof and what action such Person proposes to take with respect thereto.
     (k) With each of the financial statements required to be delivered by Section 5.1(a), the Borrower shall supplement in writing and deliver to the Agent revisions of and supplements to the Disclosure Schedules related to Article IV hereto to the extent necessary to disclose new or changed facts or circumstances after the Signing Date; provided, however, that the delivery and receipt of such subsequent disclosure shall not constitute a waiver by the Agent or any Bank or a cure of any Default or Event of Default resulting from the matters disclosed.

     (l) From time to time, such other information regarding the business, operation and financial condition of the Borrower or any of its Subsidiaries, as any Bank may reasonably request.
     Section 5.2 Existence. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, its existence as a corporation or other entity, as applicable, in good standing under the laws of its jurisdiction of incorporation or formation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Person from enforcing its rights with respect to any material asset or could reasonably be expected to constitute a Material Adverse Occurrence; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.
     Section 5.3 Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies such insurance as may be required by law, any Loan Document or any Related Agreement and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.
     Section 5.4 Payment of Taxes and Claims. The Borrower shall file, and shall cause each of its Subsidiaries to file, all tax returns and reports which are required by law to be filed by such Person, and will pay, and will cause each of its Subsidiaries to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon the Borrower’s or any of its Subsidiaries’ property; provided that: (a) the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or any of its Subsidiaries’ title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrower’s books in accordance with GAAP; and (b) in all events, the Borrower and its Subsidiaries shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith upon the commencement of foreclosure of any Lien which may have attached as security therefor.
     Section 5.5 Inspection. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, any Person designated by any Bank or the Agent to visit and inspect its books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower or Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as any Bank, or the Agent may designate; provided, that. so long as no Default or Event of Default has occurred and is continuing, each Bank, the Agent and their respective representatives shall use their best efforts to co-ordinate their inspections so that such inspections occur at the same time. So long as no Event of Default exists at the time of any such visit, inspection or examination or any such inspection or examination does not reveal significant errors or discrepancies in the most recent financial and operating statements furnished to any Bank or the Agent, the expenses of the relevant inspecting Person for such visits, inspections and examinations shall be at the expense of such inspecting Person; provided, that: (a) any such visit, inspection, or examination made while any Event of Default is continuing or which reveals any such significant error or discrepancy shall be at the expense of Borrower; and/or (b) the Borrower agrees to pay to the Agent, solely for the Agent’s account, the costs and expenses incurred by the Agent, or its representative, in connection with such Person’s review of the Borrower’s and/or its Subsidiaries’ real estate construction procedures; provided further, that, so long as no Default or Event of Default has occurred and is continuing, the Borrower shall not be obligated to pay for more than one such review during any 12 month period.
     Section 5.6 Maintenance of Properties. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, such Person’s properties used or desirable in the conduct of its business in good condition, repair and working order, normal wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 5.7 Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, adequate and proper records and books of account in which full and correct entries will be made of such Person’s dealings, business and affairs.
     Section 5.8 Compliance. The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, that the failure so to comply shall not be a breach of this covenant if such failure could not reasonably be expected to result in a Material Adverse Occurrence and the Borrower or its Subsidiary is acting in good faith to cure such non-compliance. Without limiting the foregoing sentence, the Borrower will ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (c) without limiting clause (a) above, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.
     Section 5.9 ERISA. The Borrower will maintain, and will cause each of its ERISA Affiliates to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $100,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $100,000 or (c) fail to make any payments in an aggregate amount exceeding $100,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
     Section 5.10 Environmental Matters; Reporting. The Borrower will observe and comply with, and will cause each of its Subsidiaries to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise could reasonably be expected to result in a Material Adverse Occurrence. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (b) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.
     Section 5.11 Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or the Majority Banks, the Borrower also shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent or the Majority Banks may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document.
     Section 5.12 LTF Leases. The Borrower shall cause Operations to comply with, its obligations under each LTF Lease in all respects such that neither the Real Estate Subsidiary that is the lessor party thereto nor any third party lender whose Permitted Permanent Loan is secured by such LTF Lease shall have the right to terminate such LTF Lease by reason of default by the Borrower or Operations, as the case may be, thereunder.
     Section 5.13 Real Estate. The Borrower shall take all actions necessary to assure that the RE CO, holds in its name fee title interest (or, if the Borrower’s and its Subsidiaries’ greatest estate in any parcel of real estate is a leasehold estate, then such leasehold estate) to all parcels of real property in which the Borrower or any Subsidiary has any interest except for Clubs that are owned by a Real Estate Subsidiary subject to Lien securing a Permitted Permanent Loan made to such Real Estate Subsidiary or for the Club located in Champlin, MN.

     Section 5.14 Mandatory Distributions. The Borrower shall cause:
     (a) FCA Restaurant Holdings and each other Subsidiary (other than Holdings, RE Holdings, RE CO and any Real Estate Subsidiary) to distribute (not less often than monthly) to its owners all cash and cash equivalents that come into the possession of FCA Restaurant Holdings or such other Subsidiary and that are not required by FCA Restaurant Holdings or such other Subsidiary to satisfy its immediate working capital requirements.
     (b) Holdings, RE Holdings, RE CO and each Real Estate Subsidiary to enter into an agreement (an “Upstream Distribution Agreement”) with the Borrower in form and substance satisfactory to the Agent: (i) requiring Holdings, RE Holdings, RE CO and such Real Estate Subsidiary to promptly distribute (and not less often than monthly) to the Borrower all cash and cash equivalents that come into the possession of such Subsidiary and that are not required by such Subsidiary to satisfy: (A) its immediate obligations to contractors and vendors entered into in the ordinary course of business; and (B) its obligations under the Permitted Permanent Loans made to Holdings or such Real Estate Subsidiary; and (ii) assigning to the Agent a Lien in all of the Borrower’s right, title and interest in, to and under such agreement and to all payments required to be made thereunder, and the Borrower shall cause each Subsidiary to comply with such agreement.
     Section 5.15 Depository Accounts. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, their depository accounts at: (a) a Bank; or (b) any other financial institution; provided, that, unless the Agent has determined that the amount on deposit in the relevant depository accounts is immaterial, such financial institution has entered into a Depository Account Control Agreement with the Agent that is reasonably acceptable to the Agent.
     Section 5.16 Subsidiaries. Unless otherwise agreed by the Majority Banks, the Borrower shall: (a) pledge, and shall cause each Subsidiary to pledge, to the Agent, for the benefit of the Banks, the Equity Interests of each Subsidiary (other than a Real Estate Subsidiary if the Related Agreements evidencing or securing a Permitted Permanent Loan made to such Real Estate Subsidiary prohibit such pledge, but then only so long as such prohibition remains in effect) organized or acquired by the Borrower or any other Subsidiary after the Signing Date, subject to no other Liens, except for Liens permitted pursuant to Section 6.12 hereof; and (b) cause such Subsidiary (other than a Real Estate Subsidiary) to enter into a Subsidiary Guaranty requested by the Agent to provide that such Subsidiary shall guaranty the Loans and other amounts payable under the Loan Documents, and the Subsidiary Security Documents requested by the Agent to grant to the Agent, for the benefit of the Banks, a first priority security interest in the assets of such Subsidiary (and to perfect such interest) subject to no other Liens, except for Liens permitted pursuant to Section 6.12 hereof. If the prohibition on the pledge of the Equity Interests of a Real Estate Subsidiary set forth in the Related Agreements evidencing or securing a Permitted Permanent Loan made to such Real Estate Subsidiary is terminated, then the Borrower shall also pledge, and shall cause each Subsidiary to pledge, such Equity Interests to the Agent, for the benefit of the Banks subject to no other Liens, except for Liens permitted pursuant to Section 6.12 hereof.

ARTICLE VI
NEGATIVE COVENANTS
     Until any obligation of the Banks hereunder to make the Revolving Loans, of the Swingline Bank to make the Swingline Loans and of USBNA to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of USBNA thereon shall have otherwise been discharged (including by providing cash collateral or backup letters of credit in accordance with Section 2.10), unless the Majority Banks shall otherwise consent in writing:
     Section 6.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) and will not permit any of its Subsidiaries to do any of the foregoing; provided, however, that, upon not less than five (5) Business Days prior written notice to the Agent, any wholly-owned Subsidiary of the Borrower that is not a Real Estate Subsidiary may be merged with or liquidated into the Borrower or any other wholly-owned Subsidiary that is not a Real Estate Subsidiary, so long as the Borrower or such wholly-owned Subsidiary is the surviving corporation or entity.
     Section 6.2 Disposition of Assets. The Borrower will not directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing and will not permit any of its Subsidiaries to do any of the foregoing, except:
     (a) dispositions of inventory, or used, to be replaced, worn-out or surplus equipment or fixtures, all in the ordinary course of business;
     (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;
     (c) the sale or transfer of any of the Borrower’s open and operating Clubs to a Real Estate Subsidiary made in connection with such Real Estate Subsidiary’s incurrence of a Permitted Permanent Loan to be secured by such Clubs;
     (d) the LTF Leases;
     (e) the sale or transfer of the Borrower’s open and operating Clubs in connection with a sale-leaseback transaction permitted by Section 6.18(b); and
     (f) other dispositions of property that is not material to the operation of the Borrower or any Subsidiary and with an aggregate net book value not exceeding $10,000,000 per fiscal year on a consolidated basis.

     Section 6.3 Plans. The Borrower will not permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any of its ERISA Affiliates and will not permit any of its ERISA Affiliates to do so; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets by more than $100,000 and will not permit any of its ERISA Affiliates to do so.
     Section 6.4 Change in Nature of Business. The Borrower will not make, and will not permit any of its Subsidiaries to make, any material change in the nature of the business of such Person, as carried on at the date hereof.
     Section 6.5 Acquisitions; Subsidiaries, Partnerships and Joint Ventures and Ownership. The Borrower will not do, and will not permit any of its Subsidiaries to do, any of the following:
     (a) purchase or lease or otherwise acquire all or substantially all of the assets of any Person or make any Acquisition except for: (i) LTF Leases; (ii) transactions permitted by Section 6.2 or 6.18; and/or (iii) Permitted Acquisitions;
     (b) form or enter into any partnership as a limited or general partner or into any joint venture, except for Permitted Acquisitions; or
     (c) take any action which would cause the Borrower’s ownership in any Subsidiary to decrease in the percentage of the shares of any class of Equity Interest owned except in connection with the dissolution and winding up of such Subsidiary.
Unless otherwise agreed by the Majority Banks, immediately upon the closing of a Permitted Acquisition, (i) the Equity Interests of the acquired Person (other than a Real Estate Subsidiary if the Related Agreements evidencing or securing a Permitted Permanent Loan made to such Real Estate Subsidiary prohibit such pledge, but only so long as such prohibition remains in effect) shall be pledged to the Agent for the benefit of the Banks, and (ii) such Person shall enter into documents requested by the Agent to provide that such Person shall guaranty the Loans and other amounts payable under the Loan Documents, and to grant to the Agent, for the benefit of the Banks, a first priority security interest in the assets of such Person (and to perfect such interest) subject to no other Liens, except for Liens permitted pursuant to Section 6.12 hereof.
     Section 6.6 Negative Pledges. The Borrower will not enter into, and will not permit any of its Subsidiaries to enter into, any agreement , bond, note or other instrument with or for the benefit of any Person other than the Banks which would (a) prohibit such Person from granting, or otherwise limit the ability of such Person to grant, to the Banks any Lien on any assets or properties of such Person, or, in the case of any of the Borrower’s Subsidiaries, would prohibit such Subsidiary from paying distributions or dividends to its equity holders except for the Related Agreements evidencing or securing: (i) a Permitted Permanent Loan so long as such restriction applies only to the Real Estate Subsidiaries that are bound by the relevant Related

Agreements and terminates upon the payment of such Permitted Permanent Loan; and (ii) Purchase Money Indebtedness (including Capitalized Leases) which prohibit the granting of additional Liens on the property securing such Purchase Money Indebtedness, or (b) require the Borrower or any of its Subsidiaries to grant a Lien to any other Person if such Person grants any Lien to the Banks.
     Section 6.7 Restricted Payments. The Borrower will not make, and will not permit any Subsidiary to make, any Restricted Payments, other than so long as no Event of Default has occurred and is continuing, or would result therefrom, except for the following:
     (a) the Borrower may repurchase stock of the Borrower owned by an officer, director, consultant or employee of the Borrower in connection with the termination of such officer’s, director’s, consultant’s or employee’s employment or employee’s other relationship with the Borrower, provided the aggregate amount of such Restricted Payments under this Section 6.7(a) made by the Borrower in any fiscal year does not exceed $1,000,000;
     (b) any wholly-owned Subsidiary of the Borrower may pay dividends or make distributions to its parent; provided, however, that, if such wholly-owned Subsidiary is indirectly owned by the Borrower through one or more intermediate Subsidiaries, then such Subsidiary may not pay dividends or make distributions to its parent unless all of such intermediate Subsidiaries can pay dividends or make distributions to their respective parents without any restriction or limitation set forth in any Related Agreement;
     (c) FCA Restaurant Holdings may make distributions to its members in an amount equal to their federal and state income tax liability arising from their respective allocable share of that Subsidiary’s taxable income so long as that Subsidiary is a pass-through tax entity under the Code (such distributions being the “Tax Distributions”); provided, however, that: (i) such members’ federal and state income tax liability shall be computed on the basis of the highest marginal combined tax rate for individuals under the Code and Minnesota law; (ii) Tax Distributions shall be paid in estimated quarterly installments contemporaneously with an individual’s obligations to pay estimated income taxes based upon FCA Restaurant Holdings’ annualized income through the end of its fiscal month immediately preceding such tax installment’s due date and also contemporaneously with any such members’ filing of its, his or her federal and state income tax returns if the estimated Tax Distributions paid for any of that Subsidiary’s fiscal years are not sufficient to pay such members’ actual income tax liability arising from its, his or her share of that Subsidiary’s actual taxable income for such fiscal year as disclosed by copies of that Subsidiary’s tax returns and related Schedules K-1 for such fiscal year delivered to the Agent and the Banks pursuant to this Agreement; and (iii) if the Tax Distributions actually paid with respect to any of such Subsidiary’s fiscal years exceed the Tax Distributions permitted by this Section based upon such Subsidiary’s actual taxable net income as disclosed by copies of such tax returns and schedules described above, then such Subsidiary shall immediately recover the excess amount from the recipient and shall not pay any further Tax Distribution to any person until such excess amount is recovered; and

     (d) prepayments of: (i) Capitalized Lease Obligations; and/or (ii) other Indebtedness for borrowed money, other interest bearing Indebtedness, but excluding Seller Financing, up to the aggregate amount of $1,000,000.00 per fiscal year determined on a consolidated basis for the Borrower and its Subsidiaries so long as, in either case, no Default or Event of Default has occurred and is continuing at the time of such prepayment and such prepayment does not require the Borrower or any of its Subsidiaries to pay any prepayment premium or penalty.
     Section 6.8 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to: (a) permit the direct or indirect transfer, distribution or payment of any of its funds, assets or property to any Affiliate, except that the Borrower or any of its Subsidiaries may pay: (i) bona fide employee or director compensation (including benefits) to Affiliates for services actually rendered to such Person; (ii) expenses incurred by an employee in the ordinary course of business; and (iii) expenses or rents for services or property or the use thereof allocated to such Person; provided, that: (A) all such payments pursuant to subsections (a)(i), (ii) and (iii) shall not exceed the amount which would be payable in a comparable arm’s length transaction with a third party who is not a Affiliate; (b) lend or advance money, credit or property to any Affiliate except as permitted by Sections 6.10 and 6.11; (c) invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any assets or properties, of any Affiliate except as permitted by Sections 6.7 and 6.10 or otherwise permitted by other subsections of this Section; or (d) guarantee, assume, endorse or otherwise become responsible for, or enter into any agreement or instrument for the purpose of discharging or assuming (directly or indirectly, through the purchase of goods, supplies or services or otherwise) the indebtedness, performance, capability, obligations, dividends or agreement for the furnishing of funds of any Affiliate or any officer, director or employee thereof except for the Contingent Obligations permitted by Section 6.13.
     Section 6.9 Accounting Changes. The Borrower will not make, and will not permit any of its Subsidiaries to make, any significant change in accounting treatment or reporting practices, except as permitted by GAAP; provided, that, for purposes of this Agreement, any such change is subject to Section 1.2.
     Section 6.10 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, acquire for value, make, have or hold any Investments, except:
     (a) Investments existing on the Signing Date of this Agreement and described on Schedule 6.10 of the Disclosure Schedules.
     (b) Travel advances to management personnel and employees in the ordinary course of business.
     (c) Investments in readily marketable United States Government Treasury notes or bills, or in United States Government Agency Securities, including discount notes that are supported by the full faith and credit of the United States.
     (d) Certificates of deposit or bankers’ acceptances issued by any Bank or overnight Eurodollar deposits issued by any Bank or any of its Affiliates.

     (e) Commercial paper with an investment grade rating of A1/P1 or A2/P2;
     (f) Asset backed securities with a credit rating of AAA.
     (g) Repurchase agreements backed by securities listed in clauses (c) or (d) above ; provided, that all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.
     (h) Money market mutual funds having a top short term rating.
     (i) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business.
     (j) Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business.
     (k) Investments by the Borrower in a Real Estate Subsidiary that are made in connection with such Real Estate Subsidiary’s incurrence of a Permitted Permanent Loan and that are required to be made by the applicable Related Agreements; provided, that such Investments are made solely by transferring to such Real Estate Subsidiary the real property and improvements of the open and operating Clubs that secure such Permitted Permanent Loan.
     (l) Investments by the Borrower in FCA Restaurant Holdings in existence on the Signing Date.
     (m) Investments by the Borrower in DuPage LLC in existence on the Signing Date.
     (n) Investments by the Borrower in its other Subsidiaries in existence on the Signing Date.
     (o) Additional Investments by the Borrower in Subsidiaries (other than Real Estate Subsidiaries) in an amount not to exceed $30,000,000 in the aggregate during any fiscal year; provided, that: (i) such Subsidiaries shall be engaged in the same businesses as the Borrower is engaged in on the Signing Date; and (ii) such additional Investments shall correspondingly reduce the amount of Permitted Acquisitions during the relevant fiscal year.
     (p) Permitted Acquisitions, provided, that the amount of Permitted Acquisitions shall correspondingly reduce the amount of Investment permitted by subsection (o) above during the relevant fiscal year.
Any Investments under clauses (c), (d), (e), (f) or (g) above must mature within one year of the acquisition thereof by the Borrower and the Investments must be maintained in securities accounts maintained with a Bank or, if not with a Bank, then with any securities intermediary that has signed a securities account control agreement with the Agent that is reasonably acceptable to the Agent.
     Section 6.11 Indebtedness. The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, and the Borrower will not permit any of its Subsidiaries to do any of the foregoing, except:
     (a) The Obligations.
     (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.
     (c) Indebtedness existing on the Signing Date of this Agreement and disclosed on Schedule 6.11 of the Disclosure Schedules, and any extension or refinancing thereof; provided, that, subject to clause (f) below, the Indebtedness incurred in connection with such extension or refinancing, and the Related Agreements pertaining thereto, do not: (i) increase the principal amount of the extended or refinanced Indebtedness except for Teachers’ Re-financings subject to clause (f) below; (ii) contain any financial covenant except, in the case of an extension, the financial covenants that are contained in the Related Agreements pertaining to such extended Indebtedness at the time of its extension; (iii) amend or modify any affirmative or negative covenant (other than the financial covenants that are permitted by, and subject to, subsection (ii) above) applicable to such extended or refinanced Indebtedness if the effect of such amendment or modification is to make such covenant more restrictive on the Borrower or any of its Subsidiaries than those pertaining to the extended or refinanced Indebtedness at the time of its extension or refinancing; and (iv) cross-default to any other Indebtedness of the Borrower or any of its Subsidiaries except, in the case of: (A) an extension, any cross-default that is contained in the Related Agreements pertaining to such extended Indebtedness at the time of its extension; or (B) a refinancing, any cross-default to other Indebtedness that is held by the holder of the refinancing Indebtedness.
     (d) Indebtedness (including, without limitation, Capitalized Lease Obligations (other than those arising from a sale-leaseback transaction permitted by Section 6.18(b)) incurred by the Borrower that are secured by Liens permitted under Section 6.12(i) hereof, not to exceed the sum of: (i) $15,000,000 during the term of this Agreement; plus (ii) Capitalized Lease Obligations arising from a sale-leaseback transaction permitted by Section 6.18(b); plus (iii) up to $10,000,000 (including, without limitation, the outstanding principal balance of any Indebtedness permitted by Section 6.11(c) above) during the term of this Agreement for the purpose of financing the acquisition of aircraft by the Borrower or one of its Subsidiaries.
     (e) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

     (f) Permitted Permanent Loans; provided, that any Teachers’ Re-financing must satisfy the requirements of clause (b) of the definition of “Permitted Permanent Loans” as if it were Indebtedness first being incurred after the Signing Date.
     (g) Contingent Obligations permitted by Section 6.13.
     (h) Other unsecured Indebtedness incurred by the Borrower; provided, that: (i) such additional Indebtedness has an original maturity date of not less than five (5) years from the date of its incurrence and matures at least six (6) months after the Revolving Loan Termination Date and shall not require any principal amortization prior to its maturity date; (ii) the Related Agreements do not contain any financial covenants and do not cross-default to any other Indebtedness of the Borrower or any of its Subsidiaries except for Indebtedness that is held by the holder of such additional Indebtedness; and (iii) reasonably prior to the incurrence of such Indebtedness, the Agent shall have received drafts that are finalized in all material respects of each material Related Agreement to be executed in connection with such transaction.
     (i) The Rate Protection Obligations.
     Section 6.12 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower and will not permit any of its Subsidiaries to do any of the foregoing with respect to any property now owned or hereafter acquired by such Subsidiary, except:
     (a) Liens granted to the Agent and the Banks under the Security Documents to secure the Obligations.
     (b) Liens existing on the Signing Date of this Agreement and disclosed on Schedule 6.12 of the Disclosure Schedules.
     (c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or its Subsidiaries.
     (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.
     (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4; provided, that the Liens of mechanics and materialmen shall: (i) not exceed the aggregate outstanding amount of $3,000,000 determined on a consolidated basis for the Borrower and its Subsidiaries; and (ii) in all events, the Borrower and its Subsidiaries shall pay or cause to be paid each such Lien forthwith upon the commencement of foreclosure of such Lien.

     (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.
     (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the account holder in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution.
     (h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or its Subsidiary.
     (i) The interest of any lessor under any Capitalized Lease entered into after the Signing Date or purchase money Liens on property acquired after the Signing Date; provided, that (i) the Indebtedness secured thereby is permitted by Section 6.11(d) of this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.
     (j) Liens against the real property and improvements and rights as lessor under leases of a Real Estate Subsidiary securing a Permitted Permanent Loan.
     Section 6.13 Contingent Liabilities. The Borrower will not, and will not permit any of its Subsidiaries to: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except: (i) by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business; (ii) for guarantees of the obligations of the Borrower to the Banks or any Rate Protection Provider and for other Contingent Obligations for the benefit of the Banks or any Rate Protection Provider; or (iii) Contingent Obligations existing on the Signing Date of this Agreement and described on Schedule 6.13 of the Disclosure Schedules, including, with limitation, guaranties that are existing on the Signing Date made by one Real Estate Subsidiary in favor of Teachers guaranteeing, on a Limited Recourse Liability basis, the payment of the Permitted Permanent Loans made by Teachers to another Real Estate Subsidiary that are existing on the Signing Date, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, or (c) enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

     Section 6.14 Fixed Charge Coverage Ratio. Commencing with the Quarterly Measurement Date occurring on March 31, 2006, the Borrower will not permit the Fixed Charge Coverage Ratio, as of the Quarterly Measurement Date for the Measurement Period ending on that date, to be less than 1.60 to 1.00.
     Section 6.15 Consolidated Leverage Ratio. Commencing with the Quarterly Measurement Date occurring on March 31, 2006, the Borrower will not permit the Consolidated Leverage Ratio, as of the Quarterly Measurement Date for the Measurement Period ending on that date, to be more than 3.75 to 1.00.
     Section 6.16 Senior Secured Operating Company Leverage Ratio. Commencing with the Quarterly Measurement Date occurring on March 31, 2006, the Borrower will not permit the Senior Secured Operating Company Leverage Ratio, as of the Quarterly Measurement Date for the Measurement Period ending on that date, to be more than 2.25 to 1.00.
     Section 6.17 Loan Proceeds. The Borrower will not use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.
     Section 6.18 Sale and Leaseback Transactions. The Borrower will not enter into, and will not permit any of its Subsidiaries to enter into, any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred, except for:
     (a) Sale-leaseback transactions existing on the Signing Date and disclosed on Schedule 6.18 of the Disclosure Schedules.
     (b) Sale-leaseback transactions relating to an open and operating Club that is entered into by the Borrower after the Signing Date; provided, that (i) the relevant lease has an original lease termination date of not less than five (5) years from the date of its inception and terminates at least six (6) months after the Revolving Loan Termination Date; (ii) the Related Agreements do not contain any financial covenants and do not cross-default to any other Indebtedness of the Borrower or any of its Subsidiaries except for Indebtedness that is held by the lessor party to such lease; and (iii) reasonably prior to the consummation of such transaction, the Agent shall have received drafts that are finalized in all material respects of each material Related Agreement to be executed in connection with such transaction.
     Section 6.19 Related Agreements. The Borrower will not, and will not permit any of its Subsidiaries to amend, modify, or supplement any provision of, or waive any other party’s compliance with any of the terms of, any Related Agreement in any manner which:
     (a) increases the principal amount of the Indebtedness subject to the relevant Related Agreements except for Teachers’ Re-financing permitted by Section 6.11(f);

     (b) materially changes the economic terms of the transaction covered by such Related Agreement in any manner; provided, that, reasonably prior to the date of the proposed change, the Agent shall have received drafts that are finalized in all material respects of each material Related Agreement to be executed in connection with such proposed change;
     (c) modifies any affirmative or negative covenant contained therein if the effect of such modification is to make such covenant materially more restrictive on the Borrower or any of its Subsidiaries;
     (d) imposes any financial covenant or provides for any cross-default to any other Indebtedness of the Borrower or any of its Subsidiaries except for Indebtedness that is held by the holder of the Indebtedness evidenced or secured by the relevant Related Agreement;
     (e) could reasonably be expected to result in a Material Adverse Occurrence; or
     (f) is materially adverse to the rights and benefits of the Agent or the Banks.
     Section 6.20 Fiscal Year. The Borrower shall not change its fiscal year.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
     Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
     (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of interest on any Note, any fee or other amount required to be made to the Agent pursuant to the Loan Documents or any payment on any Rate Protection Obligation, or the Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal on any Note, or any payment on any Letter of Credit Obligation owed by the Borrower as a result of draws on Letters of Credit which have not been paid with the proceeds of Revolving Loans pursuant to Section 2.11.
     (b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or any other Loan Document or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.
     (c) The Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article VI hereof.

     (d) The Borrower or any Subsidiary shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) or any other Loan Document on its part to be performed and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Agent pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.
     (e) The Borrower or any of its Restricted Subsidiaries shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property thereof and shall not be discharged within 30 days, or the Borrower or any of its Restricted Subsidiaries shall make an assignment for the benefit of creditors.
     (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, or any of its Restricted Subsidiaries, and, if instituted against such Person, shall have been consented to or acquiesced in by such Person, or shall remain undismissed for 30 days, or an order for relief shall have been entered against such Person.
     (g) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or any of its Restricted Subsidiaries and, if instituted against such Person, shall be consented to or acquiesced in by such Person or shall remain for 30 days undismissed.
     (h) A judgment or judgments for the payment of money in excess of the sum of $3,000,000 in the aggregate shall be rendered against the Borrower and/or any of its Subsidiaries and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 30 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.
     (i) The maturity of any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness under this Agreement or the other Loan Documents) in excess of the aggregate amount of $1,000,000 for any or all of such Persons shall be accelerated, or the Borrower or any of its Subsidiaries shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.

     (j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any of its Restricted Subsidiaries shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.
     (k) Any Loan Document shall, at any time, cease to be in full force and effect (except in accordance with its terms or in a transaction permitted hereby) or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any other Loan Party, or the Agent or the Banks shall cease to have a valid and perfected first priority security interest in any of the collateral described therein (other than by reason of the action or inaction of the Agent or any Bank).
     (l) Any Change of Control shall occur.
     (m) The lessor party to any material operating lease on which the Borrower or any of its Subsidiaries is the lessee party declares an event of default (howsoever defined) under such lease and the lessor party has terminated such lease and/or has accelerated the Borrower’s or any of its Subsidiaries’ payment obligations thereunder. For purposes of this Event of Default, an operating lease shall be deemed material if the aggregate rent payable under such operating lease and all other operating leases between the original lessor party thereto (without giving effect to any assignment of such original lessor party’s assignment of its rights under such leases), on the one hand, and the Borrower or any of its Subsidiaries, on the other hand, are more than $1,000,000.00 during any fiscal year.
     Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.
     Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank or any other holder of any Note to offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts (including, without limitation, any demand deposit, savings or investment account) or monies of the Borrower then or thereafter with such Bank or such other holder, or any obligations of such Bank or such other holder of the Note against the Obligations. The Borrower hereby grants to the Agent for itself and the pro rata use and benefit of each Bank, each other Note holder and each Rate Protection Provider a Lien in all such balances, credits, deposits, accounts or monies. The Borrower and each Bank agree that the Agent has perfected its Lien by “control” over each such demand deposit, savings or investment account) or monies of the Borrower then or thereafter with such Bank or other holder of the Notes within the meaning of Article 8 and Article 9 of the Uniform Commercial Code enacted in the relevant jurisdiction. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of any Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker’s lien, setoff and counterclaim available pursuant to law.
ARTICLE VIII
THE AGENT
     The following provisions shall govern the relationship of the Agent with the Banks.
     Section 8.1 Appointment and Authorization. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder. The duties of the Agent shall be mechanical and administrative in nature, and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.
     Section 8.2 Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.
     Section 8.3 Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
     Section 8.4 Loan Documents. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     Section 8.5 USBNA and Affiliates. With respect to its Commitments and the Loans made by it and Letter of Credit Participations retained by it, USBNA shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and USBNA and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.
     Section 8.6 Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.
     Section 8.7 Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.
     Section 8.8 Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks. The Agent shall not be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”.
     Section 8.9 Indemnification. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank’s share of the aggregate Revolving Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

     The Borrower hereby authorizes each Bank to make a Revolving Loan in the amount of such Bank’s Revolving Percentage of any Antares LC Indemnity Payment and each Bank agrees to make its Revolving Loan so long as the conditions precedent set forth in Section 2.1 and Article III are satisfied as of the date of the proposed Revolving Loan. The Agent shall promptly notify the Borrower and each Bank of each demand by Antares for an Antares LC Indemnity Payment and the amount of such Bank’s Revolving Loan to be made pursuant to this Section 8.9.
     If and to the extent any Bank shall not have made such amount available to Agent on the date of the Agent’s request for indemnification, such Bank agrees, upon demand, to pay interest on such amount to the Agent for the account of the Agent for each day from and including the date on which such payment was to be made to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, based upon a year of 360 days.
     No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.
     Section 8.10 Payments and Collections. All funds received by the Agent in respect of any payments made by the Borrower on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Percentage. All funds received by the Agent in respect of any payments made by the Borrower on the Swingline Note shall be distributed forthwith by the Agent to the Swingline Lender, in like currency and funds as received. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank that has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks for application on the Notes (first to unpaid accrued interest and then to principal) and to pay any Rate Protection Obligations then due and payable, ratably to the Banks and the holders of such Rate Protection Obligations; provided, that: (i) if no Rate Protection Obligations are then due and payable, each Bank’s ratable share shall be based on its Total Percentage; or (ii) if any Rate Protection Obligations are then due and payable, then: (A) the denominator used in calculating each Bank’s Total Percentage shall be increased by the amount of such then due and payable Rate Protection Obligations; and (B) each Rate Protection Provider’s ratable share shall be calculated as the percentage equivalent of a fraction, the numerator of which are the Rate Protection Obligations then due and payable to such Rate Protection Provider and the denominator of which is the sum of the Revolving Commitment Amounts (or, if the Revolving Credit Commitments have terminated, the Total Revolving Outstandings) of all Banks and all Rate Protection Obligations then due and payable; (c) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrower hereunder; (d) next to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit and upon the termination or expiration to the Letters of Credit without a drawing thereon, in the order of application set forth in subparts (a),

(b) and (c) above and (e) below; and (e) last to the Agent to pay or satisfy all other Obligations then due and payable.
     Section 8.11 Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank’s share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.
     Section 8.12 Advice to Banks. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.
     Section 8.13 Defaulting Bank.
     (a) Remedies Against a Defaulting Bank. In addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.
     (b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitments. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in 9.5, including an Assignment in form acceptable to the Agent. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
     Section 8.14 Resignation. If at any time USBNA shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given except that the consent of all Banks shall be required to: (a) extend or increase the amount of the Revolving Commitment Amounts except as permitted by Section 2.30; (b) forgive or extend the maturity of any principal or any installment of principal payable under any Note or any Letter of Credit Obligation; (c) reduce the rate of interest payable with respect to any Note or Letter of Credit Obligation or extend the date of the payment thereof; (d) reduce the fees or any other payment obligations of the Borrower hereunder or under any other Loan Document or extend the date of the payment thereof; (e) release any material Collateral or any material guarantor of any of the Obligations except as otherwise expressly permitted by the terms of the Loan Documents; (f) change the definition of Majority Banks; or (g) amend, modify, supplement, or grant any waiver or consent, under this Section. Notwithstanding any other provisions of this Agreement, no amendment, modification or waiver shall be made with respect to the provisions of any Loan Document which affects the rights and obligations of the Agent without the consent of the Agent or which affects the rights and obligations of the Swingline Bank without the consent of the Swingline Bank. The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided, that the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.
     Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Fabyanske, Westra, Hart & Thomson, PA, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.
     Section 9.3 Waivers, etc. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law; provided, that, except for the exercise of rights pursuant to Section 7.3 hereof, no Bank may independently exercise any right or remedy available to it by contract, at law or in equity.
     Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, that any notice to the Agent or any Bank under

Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.
     Section 9.5 Successors and Assigns; Participations; Purchasing Banks.
     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Majority Banks.
     (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in a minimum amount of $10,000,000 in any Revolving Loan or any Swingline Loan or other Obligation owing to such Bank, any Revolving Note or any Swingline Note held by such Bank, and any Revolving Commitment or any Swingline Loan Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by any Bank of participating interests to a Participant, (i) such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note or any such Swingline Note for all purposes under this Agreement, (iv) the Borrower, the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided, that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a) through (e) without the prior consent of such Participant; provided, that each Participant shall be bound by Section 9.6 as if it was a Bank. The Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes, the Swingline Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note, any Swingline Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note, any Swingline Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 9.11. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.23, 2.24, 2.25, 2.26 and 9.2 with respect to its participation in the Revolving Commitments, Swingline Loan Commitment, Revolving Loans and Swingline Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.
     (c) Each Bank may, from time to time, with the consent of the Agent and the Borrower (neither of which consents shall be unreasonably withheld or delayed; and if an Event of Default shall have occurred and be continuing, then consent of the Borrower shall not be required), assign to other lenders (“Assignees”) all or part of its rights or obligations hereunder or under any Loan Document in a minimum amount of $10,000,000 (or, if less, the entire amount of its rights and obligations hereunder) evidenced by any Revolving Note then held by that Bank, together with equivalent proportions of its Revolving Commitment pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Borrower and the Agent in substantially the form of Exhibit D, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes which is to be assigned to each Assignee and the portion of the Revolving Commitment of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, that the assigning Bank must pay to the Agent a processing and recordation fee of $3,500 per assignment. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrower and the Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrower of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with a pro rata share of the Revolving Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding, and shall be released from any further obligation relating to, the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the Revolving Note a portion of which is being assigned, and the Borrower shall execute and deliver a Revolving Note to the Assignee in the amount of its Revolving Commitment, respectively, and a new Revolving Note to the assigning Bank in the amount of its Revolving Commitment, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” for all purposes of this Agreement and of the other Loan Documents.
     (d) The Borrower shall not be liable for any costs incurred by any Bank in effecting any participation or assignment under subparagraph (b) or (c) of this subsection.
     (e) Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrower in connection with such Bank’s credit evaluation of the Borrower prior to entering into this Agreement, provided, that, prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.6.

     (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that the creation of such security interest or pledge shall not by itself relieve such Banks from its obligations hereunder.
     Section 9.6 Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to or obtained by the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Agent and the Banks hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Agent or any Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about any Bank’s investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Bank or by any applicable law, rule, regulation or judicial process, the opinion of any Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section.
     Section 9.7 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.
     Section 9.8 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY;

AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 9.9 Waiver of Jury Trial. THE BORROWER, THE AGENT AND EACH BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.10 Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, that the obligations of the Borrower under Sections 9.2 and 9.11 shall survive payment in full of the Obligations and the termination of the Commitments.
     Section 9.11 Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent, the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent, the Banks and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:
     (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or
     (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;
provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.
     This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability that the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.
     Section 9.12 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 9.13 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.
     Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 9.15 Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.
     Section 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the

“Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.
     Section 9.17 Effect on Original Credit Agreement. On the Closing Date, the Original Credit Agreement shall be deemed to be amended and restated in its entirety by this Agreement. The Borrower agrees with the Agent and the Banks that any reference to the “Credit Agreement”, the “Loan Agreement” or words of like import in any Loan Document to which the Borrower is party shall be deemed to be a reference to the Original Credit Agreement as amended and restated by this Agreement.
     Section 9.18 Recitals. The Recitals to this Agreement are incorporated into and constitute an integral part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LIFE TIME FITNESS, INC.
By:
	Name:	Eric J. Buss
	Title:	Secretary

Address:
6442 City West Parkway
Eden Prairie, Minnesota 55344
Fax: (952) 947-0099
Attention: Mr. Michael R. Robinson

Revolving Commitment Amount	U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank

$56,500,000.00

By:

	Name:	Karen E. Weathers
	Title:	Vice President

Address:
U. S. Bancorp Center, (BC-MN-HO3P)
800 Nicollet Mall
Minneapolis, Minnesota 55402
Fax: (612) 303-2264
Attention: Karen E. Weathers
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	JPMorgan Chase Bank, N. A.

$46,500,000.00

By:

Name:

Title:

Address:
Mail Code MI1-8938
28660 Northwestern Highway
Southfield, MI 48034
Fax: 248-799-5826
Attention: Mitchell W. Dangremond
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	M&I Marshall & Ilsley Bank

$35,000,000.00

By:

Name:

Title:

and

By:

Name:

Title:

Address:
615 Nicollet Mall
Minneapolis, MN 55402-1611
Fax: 612-904-8012
Attention: Chad Kortgard
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	National City Bank of the Midwest

$35,000,000.00

By:

Name:

Title:

Address:
755 West Big Beaver Road
Suite 2500
Troy, Michigan 48084
Fax: 248-729-8820
Attention: Mike Kell, Vice President
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	Harris N.A. as successor by merger with Harris Trust and Savings Bank

$30,000,000.00

By:

Name:

Title:

Address:
111 West Monroe Street, 10 Center
Chicago, IL 60603
Fax: 312-961-1199
Attention: Paul R. Feaser
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	Associated Bank, National Association

$25,000,000.00

By:

Name:

Title:

Address:
200 N. Adams Street
Green Bay, WI 54301
Fax: 920-433-3290
Attention: Stephen Pasowicz
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	MB Financial Bank, N.A.

$12,000,000.00

By:

Name:

Title:

Address:
16255 S. Harlam Avenue
Tinley Park, IL 60477
Fax:
Attention: Joe Strejc
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	Bank of the West, a California banking corporation

$25,000,000.00

By:

Name:

Title:

Address:
250 Marquette Avenue, Suite 575
Minneapolis, Minnesota 55402
Fax: (612) 339-6362
Attention: Joshua R. Pirozzolo
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitment Amount	Royal Bank of Canada

$35,000,000.00

By:

Name:

Title:

Address:
One Liberty Plaza, 6th Floor
165 Broadway
New York, NY 10006-1404
Fax: (212) 428-2319
Attention: Dustin Craven
SIGNATURE PAGE:
AMENDED AND RESTATED CREDIT AGREEMENT